EXHIBIT 2.1

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF

JULY 9, 2004

BY AND AMONG

VIPS, INC.,

WEBMD CORPORATION,

ENVOY CORPORATION

AND

VALOR, INC.

Exhibits & Schedules

Exhibit A	Net Working Capital as of December 31, 2003
Exhibit B	Articles of Merger
Exhibit C	Form of Escrow Agreement
Exhibit D-1	Form of Legal Opinion of Company Counsel
Exhibit D-2	Form of Legal Opinion of Maryland Counsel to the Company
Exhibit 5.3	E-mail Addresses
Exhibit 5.8	Employee Benefit Plans
Exhibit 6.2(c)	Company Required Consents
Exhibit 6.3(b)	Parent and Newco Required Consents
Exhibit 8.5A	Surviving Tax Indemnities
Schedule A	List of Option Agreements
Schedule 3.1	Jurisdictions of Incorporation
Schedule 3.3	Non-contravention
Schedule 3.4	Consents
Schedule 3.5(a)	Capitalization
Schedule 3.5(b)	Subsidiaries
Schedule 3.6	Financial Statements
Schedule 3.6A	Net Working Capital Calculation
Schedule 3.6(c)	Letters of Credit and Guarantees
Schedule 3.7	Absence of Certain Developments
Schedule 3.8(a)	Compliance with Laws
Schedule 3.8(b)	Governmental Authorizations
Schedule 3.8(c)	Governmental Actions
Schedule 3.9	Litigation
Schedule 3.10(a)	Taxes and Tax Returns
Schedule 3.10(c)	Tax Groups
Schedule 3.10(e)	Tax Return Extensions
Schedule 3.10(j)	Tax Inclusions and Exclusions
Schedule 3.10(n)	Tax Notices
Schedule 3.11	Environmental Matters
Schedule 3.12(a)	Employee Matters
Schedule 3.12(c)	Classification of Employees
Schedule 3.13(a)	Employee Benefit Plans
Schedule 3.13(b)	Multiemployer Benefit Plans
Schedule 3.13(c)	Employee Benefit Plan Compliance
Schedule 3.13(h)	Effects of Merger on Employee Benefit Plans
Schedule 3.14	Intellectual Property Rights
Schedule 3.15	Contracts
Schedule 3.16	Insurance
Schedule 3.17	Real Property
Schedule 3.18	Transactions with Affiliates
Schedule 3.20(a)	Government Contracts
Schedule 3.20(b)(i)	Government Contracts Claims
Schedule 3.20(b)(ii)	Government Contracts Status

Schedule 3.20(c)	Government Contracts—Company Intellectual Property
Schedule 3.23	Customers and Suppliers
Schedule 4.4	Parent and Newco Consents

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated July 9, 2004, by and among WebMD Corporation, a Delaware corporation (“WebMD”) (for the limited purposes described on the signature pages hereto); Envoy Corporation, a Delaware corporation (“Parent”); Valor, Inc., a Maryland corporation (“Newco”); and VIPS, Inc., a Maryland corporation (the “Company”).

     WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have approved the merger of Newco with and into the Company on the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent, Newco and the Company have approved this Agreement and the Merger (as defined below), upon the terms of and subject to the conditions set forth in this Agreement;

     WHEREAS, pursuant to the Merger, shares of Common Stock (as defined below) and Preferred Stock (as defined below) will be converted into the Common Stock Consideration (as defined below) and the Preferred Stock Consideration (as defined below), respectively, in the manner set forth herein;

     WHEREAS, each of Jenny Morgan, Arthur Lehrer and Glen Steinbach have entered into an employment agreement with the Company (collectively, the “Employment Agreements”) that will become effective as of the Closing provided the respective party thereto is still employed by the Company; and

     WHEREAS, each of (a) Cornerstone (as defined below), (b) First Data Corporation and First Financial Management Corporation, (c) BA Capital Company, L.P., (d) Jenny Morgan, (e) Arthur Lehrer and (f) Glen Steinbach have entered into certain letter agreements with Parent as of the date hereof, whereby each such party has agreed to certain covenants with Parent.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I —Certain Definitions

     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

     “Accounting Firm” has the meaning set forth in Section 2.9(b).

     “Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price (as herein defined) minus (y) the Estimated Purchase Price.

     “Actual Value” has the meaning set forth in Section 2.9(b).

     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

     “Agreed Amount” means, with respect to any Claimed Amount, that portion of such Claimed Amount that the applicable Responsible Party agrees in a Response is payable pursuant to the provisions of Article VIII or Article VIIIA, as the case may be.

     “Agreement” means this Agreement and Plan of Merger.

     “Annual Financial Statements” has the meaning set forth in Section 3.6(a).

     “Articles of Amendment and Restatement” means the Company’s Articles of Amendment and Restatement as in effect from time to time.

     “Articles of Merger” has the meaning set forth in Section 2.3.

     “Audited Financial Statements” has the meaning set forth in Section 5.5(e).

     “Broadview Engagement Letter” means that certain letter agreement dated January 15, 2004 between Broadview International LLC and the Company.

     “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

     “Buyer Indemnitee” has the meaning set forth in Section 8.2(a).

     “Cap” has the meaning set forth in Section 8.4(a)(iii).

     “Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and the Subsidiaries (as herein defined) as of immediately prior to the Closing.

     “Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock or shares of Preferred Stock, as applicable.

     “Claim” has the meaning set forth in Section 9.1(a).

     “Claim Notice” shall mean written notification which contains (i) a description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

     “Claimed Amount” shall mean the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party.

     “Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

     “Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

     “Closing” has the meaning set forth in Section 2.14.

     “Closing Date” has the meaning set forth in Section 2.14.

     “Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

     “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

     “Common Stock Consideration” means, with respect to each outstanding share of Common Stock (other than Dissenting Common Shares), (A) an amount equal to the Purchase Price divided by the sum of the number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock issuable upon the exercise of all Vested Options outstanding immediately prior to the Effective Time, plus, (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Securityholders pursuant to Section 2.9(c) hereof and (ii) amounts payable, directly or indirectly, to the Company Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

     “Company-Developed Internal Systems” has the meaning set forth in Section 3.14(g).

     “Company Equity Securities” has the meaning set forth in Section 9.1(a).

     “Company Intellectual Property” means the Intellectual Property Rights owned or used by or licensed to the Company or any Subsidiary and incorporated in the Customer Deliverables or used by the Company or any Subsidiary in connection with the Internal Systems.

     “Company Securityholders” means holders of Company Equity Securities.

     “Confidentiality Agreement” has the meaning set forth in Section 5.2(c).

     “Contracts” has the meaning set forth in Section 3.15.

     “Contract Proceedings” has the meaning set forth in Section 3.20(b)(i).

     “Cornerstone” means Cornerstone Equity Investors, LLC.

     “Credit Agreement” has the meaning set forth in the definition of “Funded Indebtedness” in this Section 1.1.

     “Creditors” has the meaning set forth in Section 6.2(e).

     “Customer Deliverables” means (a) the products (including software and documentation) that the Company or any Subsidiary currently distributes, markets, sells, provides (including on an ASP basis) or licenses to its users or customers, or has distributed, marketed, sold, provided (including on an ASP basis) or licensed within the previous five years to its users or customers; and (b) the services that the Company or any Subsidiary currently provides or has provided within the previous five years to its users or customers.

     “Director Stock and Option Agreements” means (i) the Director Stock and Option Agreement made and entered into as of January 31, 2000 by and between the Company and Robert Levenson, (ii) the Director Stock and Option Agreement made and entered into as of January 31, 2001 by and between the Company and Robert Levenson, (iii) the Director Stock and Option Agreement made and entered into as of February 16, 2000 by and between the Company and Thomas P. Staudt, and (iv) the Director Stock and Option Agreement made and entered into as of January 31, 2001 by and between the Company and Thomas P. Staudt.

     “Dispute” shall mean the dispute resulting if the Responsible Party in a Response disputes that all or part of the Claimed Amount is payable pursuant to the provisions of Article VIII or Article VIIIA, as the case may be.

     “Dissenting Common Shares” has the meaning set forth in Section 2.12.

     “Dissenting Preferred Shares” has the meaning set forth in Section 2.12.

     “Dissenting Shares” has the meaning set forth in Section 2.12.

     “E&Y Audit Opinion” has the meaning set forth in Section 5.5(e).

     “Effective Time” has the meaning set forth in Section 2.3.

     “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries, including any such plan, program or arrangement relating to insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, or other forms of incentive compensation or post-retirement compensation.

     “Employee Confidentiality Agreements” has the meaning set forth in Section 3.12(a).

     “Employment Agreements” has the meaning set forth in the recitals.

     “Enterprise Value” means One Hundred Sixty Million Dollars ($160,000,000.00).

     “Environmental Laws” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law concerning pollution or protection of the environment as such requirements are enacted and in effect on or prior to the Closing Date.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

     “Escrow Account” has the meaning set forth in Section 2.9(a).

     “Escrow Agent” has the meaning set forth in Section 2.9(a).

     “Escrow Agreement” has the meaning set forth in Section 2.9(a).

     “Escrow Amount” has the meaning set forth in Section 2.9(a).

     “Escrow Funds” has the meaning set forth in Section 2.9(a).

     “Estimated Common Stock Consideration” has the meaning at forth in Section 2.9(a).

     “Estimated Option Consideration” has the meaning set forth in Section 2.13(a).

     “Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Company’s Chief Financial Officer based upon the Company’s most recent financial statements as of the date of such estimate while taking into account changes in the Company’s financial position since the date of such financial statements. In connection with determining the Estimated Purchase Price, the Company’s Chief Financial Officer shall (i) use the actual (A) Enterprise Value, (B) amount of Preferred Stock Payments and (C) the aggregate exercise price for all Vested Options outstanding as of immediately prior to the Effective Time and (ii) estimate (A) the Net Working Capital Adjustment, (B) the amount of the Net Income Tax Adjustment, (C) the amount of Cash and Cash Equivalents, (D) the amount of Closing Date Funded Indebtedness and (E) the amount of Seller Expenses.

     “Exchange Act” means the Securities Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

     “Expense Funds” has the meaning set forth in Section 9.1(b).

     “Final Statement of Purchase Price” has the meaning set forth in Section 2.9(b).

     “Financial Statements” has the meaning set forth in Section 3.6(a).

     “Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as of such date if such principal and interest is paid in full as of such date) arising under any obligations of the Company or any Subsidiary consisting of

(i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business but including all seller notes and “earn-out” payments), (ii) indebtedness evidenced by any note, bond, debenture or other debt security or (iii) obligations under any interest rate, currency or other hedging agreements, (iv) obligations under conditional sale or other title retention agreements related to property purchased by the Company or any Subsidiary (other than accounts payable and accrued expenses incurred in the ordinary course of business), and (v) all obligations of any Person other than the Company or any Subsidiary secured by any Lien on property or assets owned by the Company and/or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed by the Company and/or any of its Subsidiaries, in each case, as of such date, excluding any undrawn letters of credit and including, without limitation, pursuant to (x) the Credit Agreement, dated as of October 6, 1998, as amended, among the Company and the other parties thereto (the “Credit Agreement”), (y) the Investment Agreement, dated as of October 6, 1998, as amended, among the Company and the other parties thereto (the “Investment Agreement”) and (z) the Note Acquisition Agreement, dated as of June 28, 2000, between the Company, Cornerstone Equity Investor IV, L.P. and BancAmerica Capital Investors SBIC I, L.P. (the “Note Acquisition Agreement”) Notwithstanding the foregoing, “Funded Indebtedness” shall not include any obligations under operating leases or capitalized leases.

     “GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

     “Government Contracts” has the meaning set forth in Section 3.20(a).

     “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

     “Hazardous Materials” shall mean (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

     “Healthcare Laws” has the meaning set forth in Section 3.22(a).

     “High Value” has the meaning set forth in Section 2.9(b).

     “HIPAA Commitments” has the meaning set forth in Section 3.21.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VIII.

     “Intellectual Property Rights” means all:

     (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

     (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

     (c) copyrightable works, copyrights and registrations and applications for registration thereof;

     (d) mask works and registrations and applications for registration thereof;

     (e) copyright, confidential information and trade secrets embodied in computer software and documentation;

     (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

     (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

     (h) copies and tangible embodiments thereof.

     “Interim Financial Statements” has the meaning set forth in Section 3.6(a).

     “Internal Systems” means the internal computer systems of the Company or any Subsidiary that are used in and in connection with its business or operations, including computer hardware systems, software applications and embedded systems and associated documentation.

     “Investment Agreement” has the meaning set forth in the definition of “Funded Indebtedness” in this Section 1.1.

     “Knowledge” means, with respect to any Person, actual knowledge or information which any Person should have known after reasonable inquiry; provided that in the case of the Company, such knowledge shall be limited to the Knowledge of Jenny Morgan, Arthur Lehrer, Walt Ellenberger, Glen Steinbach, Sara King (only with respect to matters set forth in Sections

3.12 and 3.13), Bruce Laliberte (only with respect to matters set forth in Section 3.14), Karen Borda, James Thompson and Jeff Zinn.

     “Leased Property” has the meaning set forth in Section 3.17.

     “Lease Letter of Credit” has the meaning set forth in Section 5.12.

     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator or mediator.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company and not material to the Company.

     “Loss” has the meaning set forth in Section 8.2(a).

     “Low Value” has the meaning set forth in Section 2.9(b).

     “Major Customer” has the meaning set forth in Section 3.23.

     “Major Supplier” has the meaning set forth in Section 3.23.

     “Material Adverse Effect” means a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse effect resulting from changes in the following, after the date of this Agreement, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) conditions affecting the health care or the software industry generally or the United States economy generally; (ii) national or international political or social conditions, including the engagement by the United States in hostilities; (iii) GAAP; (iv) any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; or (v) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index).

     “Material Leases” has the meaning set forth in Section 3.17.

     “Merger” has the meaning set forth in Section 2.1.

     “Merger Documents” means, collectively, this Agreement, the Articles of Merger, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

     “MGCL” has the meaning set forth in Section 2.1.

     “Most Recent Balance Sheet” has the meaning set forth in Section 3.6(a).

     “Most Recent Balance Sheet Date” has the meaning set forth in Section 3.6(a).

     “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

     “Net Income Tax Adjustment” means (x) the aggregate amount of income Taxes receivable minus (y) the aggregate amount of income Taxes payable, in each case by the Company and its Subsidiaries on a consolidated basis as of the Closing Date. For purposes of this definition, (i) the amount of income Taxes receivable or payable shall be determined based on a closing of the books of the Company at the end of the Closing Date but without giving effect to any extraordinary items occurring after Closing and (ii) the amount of any income Tax receivable shall be computed without regard to any decision by the Company to apply any overpayment of Taxes to a current or future payment of Tax.

     “Net Working Capital” means, as of any date:

     (I)(A) accounts receivable (net of reserves for doubtful accounts) plus (B) unbilled accounts receivable, plus (C) cost and estimated gross profit in excess of billings on uncompleted contracts plus (D) prepaid expenses plus (E) inventory minus

     (II)(A) accounts payable and accrued expenses plus (B) unearned revenues plus (C) billings in excess of cost and estimated gross profit on uncompleted contracts,

in each case, of the Company and the Subsidiaries, on a consolidated basis, as of such date, as determined in accordance with GAAP and (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company and the Subsidiaries in preparing the Net Working Capital as of December 31, 2003, which is attached as Exhibit A hereto, and (B) without giving effect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, “Net Working Capital” shall not include any Cash and Cash Equivalents, Net Income Tax Adjustment, deferred income Taxes, property and equipment, capitalized software development costs, goodwill and other intangible assets, Funded Indebtedness, Seller Expenses, and any fees, expenses or other liabilities incurred in connection with any financing by Parent, Newco and their respective affiliates of the transactions contemplated hereby.

     “Net Working Capital Adjustment” means (i) the amount by which Net Working Capital as of immediately prior to the Closing exceeds $5,200,000 or (ii) the amount by which Net Working Capital as of immediately prior to the Closing is less than $4,700,000, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

     “Non-Satisfaction Notice” has the meaning set forth in Section 6.2(d).

     “Note Acquisition Agreement” has the meaning set forth in the definition of “Funded Indebtedness” in this Section 1.1.

     “Option Agreements” means the option agreements entered into by and between the Company and certain Persons as described in Schedule A attached hereto, each as amended, restated or modified from time to time.

     “Option Plan” means the Company’s 1998 Stock Option Plan, as amended from time to time.

     “Options” means each option or warrant to acquire or purchase shares of the capital stock of the Company, including without limitation, the (i) vested and unvested options to purchase up to 2,616,493 shares of Class A Common Stock outstanding as of the date hereof issued to certain current and former employees of the Company pursuant to the Option Plan or otherwise and pursuant to certain Option Agreements, (ii) vested options to purchase up to 40,000 shares of Class A Common Stock outstanding as of the date hereof issued to certain directors of the Company pursuant to the Director Stock and Option Agreements, and (iii) warrants to purchase up to 1,857,923 shares of Class A Common Stock or Class B Common Stock outstanding as of the date hereof pursuant to the Warrant.

     “Parent Plans” has the meaning set forth in Section 5.8(b).

     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue and (ii) are not in excess of $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property.

     “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

     “Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share of the Company.

     “Preferred Stock Consideration” means, with respect to each outstanding share of Preferred Stock, an amount equal to the Redemption Price (as such term is defined in the Articles of Amendment and Restatement) of such share, calculated as of the Closing Date.

     “Preferred Stock Payments” means the aggregate amount of Preferred Stock Consideration payable to the holders of the Preferred Stock.

     “Proposed Cash and Cash Equivalents” has the meaning set forth in Section 2.9(b).

     “Proposed Closing Date Calculations” has the meaning set forth in Section 2.9(b).

     “Proposed Closing Date Funded Indebtedness” has the meaning set forth in Section 2.9(b).

     “Proposed Closing Date Statement of Net Working Capital” has the meaning set forth in Section 2.9(b).

     “Proposed Net Income Tax Adjustment” has the meaning set forth in Section 2.9(b).

     “Proposed Purchase Price Calculation” has the meaning set forth in Section 2.9(b).

     “Proposed Seller Expenses” has the meaning set forth in Section 2.9(b).

     “Pro Rata Portion” means, with respect to any payment, that portion of such payment as equals (A) the amount of such payment divided by (B) the sum of the number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock issuable upon the exercise of all Vested Options outstanding immediately prior to the Effective Time.

     “Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number, in which case such amount would be deducted from, rather than added to, Enterprise Value), plus (iii) the Net Income Tax Adjustment (which may be a negative number, in which case such amount would be deducted from, rather than added to, Enterprise Value), plus (iv) the amount of Cash and Cash Equivalents, plus (v) the aggregate exercise price for all Vested Options outstanding as of immediately prior to the Effective Time minus (vi) the amount of Closing Date Funded Indebtedness minus (vii) the Preferred Stock Payments minus (vi) the amount of Seller Expenses minus (viii) the Escrow Amount.

     “Purchase Price Dispute Notice” has the meaning set forth in Section 2.9(b).

     “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the environment.

     “Response” shall mean a written response containing the information provided for in Section 8.3(f) or a written response containing the information provided for in Section 8.6A(b) or other written notice evidencing a dispute making applicable the dispute resolution provisions of Section 8.7A.

     “Responsible Party” means (i) with respect to any instance where a Buyer Indemnitee is an Indemnified Party, Cornerstone, or (ii) with respect to any instance where a Seller Indemnitee is an Indemnified Party, the Parent.

     “Section 8.2(a)(iii) Threshold” has the meaning set forth in Section 8.4(a)(iv).

     “Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

     “Seller Expenses” means the aggregate of (i) the out of pocket expenses payable as of the Closing by the Company in connection with the consummation of the transactions contemplated hereby to any legal counsel, accountants, investment bankers, or consultants, including, without limitation, the collective amount payable by the Company or any of its Subsidiaries to Broadview International LLC, Kirkland & Ellis LLP, and Whiteford, Taylor & Preston L.L.P. as of the Closing plus (ii) the Expense Funds plus (iii) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the Merger and payable by the Company or the Surviving Corporation; provided that in no event shall Seller Expenses include any expenses incurred by any legal counsel, accountants, investment bankers, or consultants hired by WebMD, Parent, Newco or any of their respective Affiliates.

     “Seller Indemnitee” has the meaning set forth in Section 8.2(b).

     “Stockholder Consent” means the written consent to the Merger by the requisite stockholders of the Company pursuant to the provisions of the MGCL.

     “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

     “Surviving Corporation” has the meaning set forth in Section 2.1.

     “Taxes” (including with correlative meaning “Tax” and “Taxable”) shall mean (x) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including, without limitation any income, gross receipts, ad valorem, premium, value-added, alternative or add-on minimum, excise, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated withholding, employment, unemployment, insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, and other taxes severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, (y) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof described in this paragraph or any contest or dispute thereof, and (z) any items described in this paragraph that are attributable to another person but that the Company is liable to pay by law, by contract, or otherwise.

     “Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

     “Termination Date” has the meaning set forth in Section 7.1(b).

     “Third Party Action” shall mean any suit, claim, action or proceeding by a person or entity other than a party to this Agreement or any affiliate of any such party for which indemnification may be sought under Article VIII.

     “Threshold” has the meaning set forth in Section 8.4(a)(ii).

     “Unvested Options” means all Options other than Vested Options.

     “Vested Options” means all Options that are vested and exercisable as of the Effective Time.

     “Warrant” means the Common Stock Purchase Warrant (No. CSW-1) issued by the Company to BA Capital Company, L.P. (f/k/a Nationsbanc Capital Corporation).

     Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE II —The Merger

     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Maryland General Corporation Law (as amended from time to time, the “MGCL”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the MGCL. The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the MGCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the

Merger. The Merger shall have the effects specified in the MGCL. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

     Section 2.2 Outstanding Shares.

     (a) As of the date hereof, the number of issued and outstanding shares of capital stock of Newco is 100 shares of common stock.

     (b) As of the date hereof, the number of outstanding shares of capital stock of the Company is as follows:

(1)	20,837,781 shares of Class A Common Stock; and

(2)	16,789,417 shares of Preferred Stock.

     Section 2.3 Articles of Merger. On the Closing Date, the parties hereto shall cause articles of merger substantially in the form attached hereto as Exhibit B (the “Articles of Merger”), in accordance with the relevant provisions of the MGCL to be properly executed and filed in accordance with the MGCL and shall make all other filings or recordings required under the MGCL. The Merger shall be effective at the time and on the date of the filing of the Articles of Merger in accordance with the MGCL, which filing shall occur on the Closing Date (the “Effective Time”).

     Section 2.4 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be amended as of the Effective Time in the manner set forth in the Articles of Merger. Such amended articles of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the provisions of the MGCL.

     Section 2.5 By-laws. The by-laws of Newco, substantially in the form previously provided to the Company (but otherwise in form and substance satisfactory to Newco) in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

     Section 2.7 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

     Section 2.8 Preferred Stock Consideration. On the Closing Date, contemporaneously with the filing of the Articles of Merger, Parent shall pay, or shall cause the Company, Newco or the Surviving Corporation to pay the amount of the Preferred Stock Payments, in cash by wire transfer of immediately available funds to the holders of the Preferred Stock as of immediately prior to the Closing in accordance with the terms of Section 2.10 and 2.11.

     Section 2.9 Purchase Price; Repayment of Loans.

     (a) Estimated Purchase Price; Escrow Amount. No later than one business day prior to the Closing, the Company shall deliver to Parent and Cornerstone a calculation of the Estimated Purchase Price, which shall be certified as a good faith estimate of the Purchase Price by the Company’s Chief Financial Officer after consultation with Parent and Cornerstone. On the Closing Date, contemporaneously with the filing of the Articles of Merger, Parent shall pay, or shall cause the Company, Newco or the Surviving Corporation to pay the following:

          (i) Sixteen Million Dollars ($16,000,000.00) of cash (such cash, the “Escrow Amount” and such cash, the “Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among the Parent, Cornerstone and an escrow agent to be mutually agreed upon between Newco and Cornerstone (“Escrow Agent”) and (y) shall be substantially in the form of Exhibit C attached hereto; and

          (ii) Each holder of the Common Stock (other than any Dissenting Common Shares) as of immediately prior to the Closing shall receive an amount per share of Common Stock in accordance with the terms of Sections 2.10 and 2.11 (the “Estimated Common Stock Consideration”) equal to the Estimated Purchase Price divided by the sum of the number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock issuable upon exercise of all Vested Options outstanding immediately prior to the Effective Time.

          (b) Preparation of the Final Statement of Purchase Price.

          (i) As soon as practicable, but no later than 60 days after the Closing Date, Parent shall prepare and deliver to Cornerstone a proposed calculation of (A) the Net Working Capital as of immediately prior to the Closing (the “Proposed Closing Date Statement of Net Working Capital”), (B) the Net Income Tax Adjustment (the “Proposed Net Income Tax Adjustment”) (C) the amount of Cash and Cash Equivalents (the “Proposed Cash and Cash Equivalents”), (D) the amount of Closing Date Funded Indebtedness (the “Proposed Closing Date Funded Indebtedness”), (E) the amount of Seller Expenses (the “Proposed Seller Expenses”), and (F) a proposed calculation of the Purchase Price (the “Proposed Purchase Price Calculation”) and, in each case, the components thereof. The Proposed Closing Date Statement of Net Working Capital, the Proposed Net Income Tax Adjustment, the Proposed Cash and Cash Equivalents, the Proposed Closing Date Funded Indebtedness, the Proposed Seller Expenses and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”.

          (ii) If Cornerstone does not give written notice of dispute (a “Purchase Price Dispute Notice”) to Parent within 30 days of receiving the Proposed Closing Date Calculations, Cornerstone and the other parties hereto agree that (A) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital as of immediately prior to the Closing, (B) the Proposed Net Income Tax Adjustment shall be deemed to set forth the Net Income Tax Adjustment, (C) the Proposed Cash and Cash Equivalents shall be deemed to set forth the Cash and Cash Equivalents, (D) the Proposed Closing Date Funded Indebtedness shall be deemed to set forth the Closing Date Funded Indebtedness, (E) the Proposed Seller Expenses shall be deemed to set forth the Seller Expenses and (F) the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price. If Cornerstone gives a Purchase Price Dispute Notice to Parent (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within such 30-day period, Parent and Cornerstone will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent receives the applicable Purchase Price Dispute Notice from Cornerstone. If Cornerstone and Parent do not obtain a final resolution within such 30-day period, then the items in dispute shall be submitted immediately to the Bethesda, Maryland office of BDO Seidman, LLP (the “Accounting Firm”). The Accounting Firm shall be required to render a determination of the applicable dispute within 60 days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon Cornerstone, Parent and the other parties hereto. Parent will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.9(b)(ii). The “Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.9(b)(ii).

          (iii) In the event Cornerstone and Parent submit any unresolved objections to an Accounting Firm for resolution as provided in Section 2.9(b)(ii) above, the responsibility for the fees and expenses of the Accounting Firm shall be as follows:

               (A) if such Accounting Firm resolves all of the remaining objections in favor of Parent’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then all of the fees and expenses of the Accounting Firm shall be paid from the Escrow Amount;

               (B) if the Accounting Firm resolves all of the remaining objections in favor of Cornerstone’s position (the Purchase Price so determined is referred to herein as the “High Value”), then Parent will be responsible for all of the fees and expenses of the Accounting Firm; and

               (C) if such Accounting Firm neither resolves all of the remaining objections in favor of Parent’s position nor resolves all of the remaining objections in favor of Cornerstone’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High

Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid from the Escrow Account, and Parent will be responsible for the remainder of the fees and expenses of the Accounting Firm.

     (iv) Parent will make the financial records of the Surviving Corporation and its Subsidiaries available to Cornerstone and its accountants and other representatives at reasonable times at any time during the review by Cornerstone of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations. Cornerstone shall not disclose or make use of, and shall cause each of its accountants and other representatives not to disclose or make use of, any such information, other than to the extent necessary to enforce its rights hereunder.

(c) Adjustment to Estimated Purchase Price.

     (i) If the Actual Adjustment is a positive amount, Parent and/or Surviving Corporation will pay to each holder of the Common Stock (other than any Dissenting Common Shares) as of immediately prior to the Effective Time and to each holder of Vested Options as of immediately prior to the Effective Time, an amount equal to, for each such share of Common Stock and/or for each share of Common Stock for which such Vested Option was exercisable for as of immediately prior to the Effective Time, a Pro Rata Portion of such positive amount (as reduced by the last sentence of this Section 2.9(c)(i)), net of applicable withholding Taxes, if any, by check or by wire transfer or delivery of other immediately available funds, in each case, within three business days after the date on which the Purchase Price is finally determined pursuant to Section 2.9(b) above. Notwithstanding the foregoing, such positive amount shall first be appropriately reduced by the amount payable to Broadview International LLC pursuant to the terms of the Broadview Engagement Letter as a result of the required payment to the Company Securityholders pursuant to this Section 2.9(c)(i) (without regard to this last sentence of Section 2.9(c)(i)), and such reduced amount shall be paid by the Company to Broadview International LLC.

     (ii) If the Actual Adjustment is a negative amount, then within three business days after the date on which the Purchase Price is finally determined pursuant to Section 2.9(b) above, the Surviving Corporation and Cornerstone shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to the lesser of (x) an amount equal to such negative amount and (y) the amount of the Escrow Funds then held by the Escrow Agent in the Escrow Account.

     (d) Repayment of Loans. Parent shall cause the Surviving Corporation to pay, immediately following the Effective Time, the following:

          (i) indebtedness outstanding in connection with the Credit Agreement;

          (ii) indebtedness outstanding in connection with the Investment Agreement; and

          (iii) indebtedness outstanding in connection with the Note Acquisition Agreement.

     Section 2.10 Conversion of Shares.

     (a) Conversion of Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by any of the Subsidiaries and (ii) Dissenting Preferred Shares) shall be canceled and converted into the right to receive the Preferred Stock Consideration, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Section 2.8 and Section 2.11.

     (b) Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by any of the Subsidiaries and (ii) Dissenting Common Shares) shall be canceled and converted into the right to receive the Common Stock Consideration, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Section 2.9 and Section 2.11.

     (c) Treasury Shares. Each share of Common Stock or Preferred Stock held in the treasury of the Company or by any Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

     (d) Newco Shares. As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

     (e) Holders of Certificates. From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the Common Stock Consideration or the Preferred Stock Consideration, as applicable, with respect to each of the shares represented thereby.

     Section 2.11 Exchange of Certificates.

     (a) Upon surrender of any Certificates (other than Certificates representing Dissenting Shares), together with duly executed stock powers, on or prior to the Closing Date to Parent, Newco or the Surviving Corporation, the holder of each Certificate shall receive from the Surviving Corporation on the Closing Date in exchange for each share of Preferred Stock or Common Stock evidenced thereby, the Preferred Stock Consideration or the Estimated Common Stock Consideration, as applicable, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to Section 2.8, Section 2.9 and/or Section 2.10, without interest. At the time of distribution of the information statement in accordance with

Section 5.1, the Company shall mail or otherwise deliver to each record holder of any Certificates a form of letter of transmittal for return to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Company) and instructions for use in effecting the surrender of the Certificates and payment therefor. At any time after the Effective Time, upon surrender to the Surviving Corporation of any Certificates (other than Certificates surrendered pursuant to the first sentence of this Section 2.11(a) and other than Certificates representing Dissenting Shares), together with such duly executed letter of transmittal, the holder of each such Certificate shall receive from the Surviving Corporation immediately thereafter in exchange therefor, the Preferred Stock Consideration or the Estimated Common Stock Consideration, as applicable, payable in cash pursuant to Section 2.8, Section 2.9 and/or Section 2.10, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to such sections of the Agreement, without interest; provided, however, that any such payments for less than $10,000 to a particular holder may be made by check. Each Certificate surrendered pursuant to this Section 2.11(a) shall be canceled. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.11, each Certificate (other than Certificates canceled pursuant to Section 2.10(c) and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Preferred Stock Consideration or the Common Stock Consideration, as applicable, in the form provided for by this Agreement, without interest. Except as provided herein, all cash paid upon surrender of the Certificates in accordance with this Section 2.11 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock represented thereby.

     (b) In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Parent and Newco (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective Time), the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Preferred Stock Consideration or the Common Stock Consideration, as applicable, in respect thereof in the manner set forth in Section 2.8, Section 2.9 and/or Section 2.10.

     (c) If Certificates are not surrendered prior to the date that is three years after the Effective Time, unclaimed amounts (including interest thereon) of Preferred Stock Consideration and Common Stock Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest. Notwithstanding the foregoing, any stockholders of the Company who have not theretofore complied with the provisions of this Section 2.11 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Preferred Stock or Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Preferred Stock Consideration or the Common Stock Consideration, as applicable, as provided for, and in accordance with, the provisions of this Section 2.11.

     Section 2.12 Dissenting Shares. Each share of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 3-203 of the MGCL (such shares of Common Stock, the “Dissenting Common Shares”, such shares of Preferred Stock, the “Dissenting Preferred Shares”, and all such shares, collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Common Stock Consideration or Preferred Stock Consideration, as applicable, pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 3-203 of the MGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 3-203 shall be deemed to be converted, as of the Effective Time, into the right to receive the Common Stock Consideration or Preferred Stock Consideration, as applicable, in the form such holder otherwise would have been entitled to receive as a result of the Merger.

     Section 2.13 Options.

     (a) As promptly as practicable following the Closing, the Surviving Corporation shall pay to each holder of any Vested Option an amount of cash in respect thereof equal to the product of (i) the excess of the Estimated Common Stock Consideration over the exercise price per share of Common Stock for which such Vested Option is exercisable, and (ii) the number of shares of Common Stock subject to such Vested Option (such gross amount of cash, the “Estimated Option Consideration”). The payment of Estimated Option Consideration by the Company shall be net of applicable withholding taxes, if any. In addition, each holder of a Vested Option shall be entitled to receive for each share for which such Vested Option is exercisable immediately prior to the Effective Time (A) any applicable payment pursuant to the provisions of Section 2.9(c)(i) hereof, and (B) a Pro Rata Portion of any amounts payable, directly or indirectly, to the Company Securityholders from the Escrow Agreement pursuant to the terms hereof and the Escrow Agreement. Any such payments made from the Escrow Agreement on behalf of the Vested Options shall be made to the Surviving Corporation (on behalf of the then former holders of Vested Options), and the Surviving Corporation shall use the funds received from the Escrow Agreement to promptly make the applicable payments to the then former holders of Vested Options, net of applicable withholding taxes, if any. No payments shall be made by the Parent, Newco, the Company or the Surviving Corporation to any holder of Options which are unvested as of the Effective Time. For purposes of clarification, under this Section 2.13(a) the holder of the Warrant shall be treated as a holder of Vested Options, and, in connection with the Merger, the Warrant shall not be exercised, but shall be converted solely into the right to receive the consideration contemplated by this Section 2.13(a).

     (b) Prior to the Closing, the Company shall take the actions necessary to give effect to the provisions of this Section 2.13, including without limitation pursuant to (i) the terms of the Option Plan, including Section 5.5 thereof, (ii) the terms of the Warrant, and (iii) the terms of the Director Stock and Option Agreements, including Section 8 thereof.

     (c) The Company shall take or cause to be taken all actions necessary to cause the Option Plan to terminate as of the Effective Time, and to ensure that no holder of Options issued pursuant to the Option Plan or any participant in the Option Plan shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary.

     Section 2.14 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Whiteford, Taylor & Preston L.L.P., Seven Saint Paul Street, Baltimore, Maryland 21202, at 10:00 A.M. on the Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms cannot be satisfied until the Closing), or on such date and time as the Company and Newco shall mutually agree. The time and date of the Closing is herein called the “Closing Date”.

     Section 2.15 Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, Newco, the Company, the Surviving Corporation and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any stockholder of the Company and any other recipient of any payment hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable stockholder of the Company or other recipient of payment in respect of which such deduction and withholding was made.

ARTICLE III —Representations and Warranties of the Company

     The Company hereby represents and warrants to Parent and Newco as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified on Schedule 3.1 and has the corporate power and authority and all licenses, permits and authorizations necessary to own or lease its property and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company has previously provided to Parent and Newco true and complete copies of (i) its articles of amendment and restatement and all amendments thereto or restatements thereof, (ii) its by-laws as currently in effect and (iii) true and complete copies of the certificate or articles of incorporation and by-laws, as currently in effect, of each Subsidiary.

     Section 3.2 Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and each other Merger Document to be executed by the Company in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, including the Stockholder Consent. This Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

     Section 3.3 Non-contravention. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company of its obligations hereunder will (i) contravene any provision contained in the Company’s Articles of Amendment and Restatement or By-laws, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any Government Contract, any other contract with a customer to which the Company or any Subsidiary is a party or any other contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation material to the Company and its Subsidiaries taken as a whole or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or any of the Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) result in the creation or imposition of any Lien, other than any Permitted Lien, on any of the assets or properties of the Company or the Subsidiaries, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any Subsidiaries.

     Section 3.4 Consents. Except for (i) filing and recordation of appropriate merger documents as required by the MGCL, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (iii) filings and approvals set forth in Schedule 3.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is, to the Company’s Knowledge, necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby by the Company.

     Section 3.5 Capitalization; Subsidiaries

     (a) The Company’s authorized capital stock consists solely of 220,000,000 authorized shares of Class A Common Stock, 20,837,781 of which are presently issued and outstanding; 220,000,000 authorized shares of Class B Common Stock, none of which are presently issued and outstanding; and 20,000,000 shares of Preferred Stock, 16,789,417 of which have been designated as Series A Preferred Stock and are presently issued and outstanding, in each case, which shares are held beneficially and of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite such Person’s name. No shares of the Company’s capital stock are held as treasury shares. Up to 4,846,243 shares of Class A Common Stock are reserved for issuance upon exercise of all outstanding Options under the Option Plan and the Warrant. Except as set forth in this Section 3.5(a) or in Schedule 3.5(a), the Company does not have (i) any shares of Common Stock or Preferred Stock reserved for issuance, or (ii) any outstanding or authorized option, warrant or other right, relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. Except as set forth in this Section 3.5(a), Schedule 3.5(a) or in this Agreement, there are no (i) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable. Except as set forth on Schedule 3.5(a), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

     (b) All Subsidiaries of the Company are listed on Schedule 3.5(b). All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer, Taxes or Liens. There are no (i) authorized or outstanding securities of the Company or any of the Subsidiaries convertible into or exchangeable for, or options or warrants or the right to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries’ stockholders with respect to the voting or transfer of the Subsidiaries’ capital stock, or (iii) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary. All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.

     (c) Except for the Subsidiaries listed on Schedule 3.5(b), the Company does not control or have any equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. All of the issued and outstanding equity securities of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

     Section 3.6 Financial Statements.

     (a) Attached hereto as Schedule 3.6 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

          (i) the unaudited consolidated balance sheets of the Company as of December 31, 2002 and December 31, 2003, and the related unaudited consolidated statements of cash flows, operations and stockholders’ equity for the years ending on December 31, 2001, December 31, 2002 and December 31, 2003 (the “Annual Financial Statements”); and

          (ii) the unaudited consolidated balance sheet of the Company as of May 31, 2004 (such balance sheet, the “Most Recent Balance Sheet”, and the date of such balance sheet, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statements of cash flows and operations for the five-month period ending on such date (the “Interim Financial Statements”).

     (b) The Financial Statements (i) have been prepared, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except for the absence of footnotes and, in the case of the Interim Financial Statements, subject to normal year-end adjustments which are consistent with past practices, and (ii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations for the periods then ended (subject to the absence of footnotes and, in the case of the Interim Financial Statements, to normal year-end adjustments which are consistent with past practices). Attached hereto as Schedule 3.6A is a calculation of the Net Working Capital of the Company and the Subsidiaries, on a consolidated basis, as of December 31, 2002, December 31, 2003 and May 31, 2004 (the “Net Working Capital Calculation”).

     (c) Except as set forth on Schedule 3.6(c), (i) there are no letters of credit issued for the account of the Company or any Subsidiary and (ii) neither the Company nor any Subsidiary has guaranteed (or entered into any arrangement having the economic effect of a guarantee of) the indebtedness of any Person other than the Company or any Subsidiary.

     (d) Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except (i) as set forth on Schedule 3.6, or as disclosed, set forth or reserved for in the Financial Statements (including the notes thereto), (ii) liabilities and/or obligations incurred in the ordinary course of business since the Most Recent Balance Sheet Date, (iii) contractual liabilities arising in the ordinary course of business under the contracts listed on Schedule 3.15 hereto, and/or (iv) any other liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) which, in the case of clauses (iii) and (iv), individually or in the aggregate have not had or would not reasonably be expected to have a Material Adverse Effect.

     Section 3.7 Absence of Certain Developments. Except as set forth in Schedule 3.7, during the period beginning on January 1, 2004 and ending on the date hereof, there has not been any Material Adverse Effect and the Company has conducted its business in the ordinary and usual course consistent with past practices. Without limiting the generality of the foregoing, during the period beginning on January 1, 2004 and ending on the date hereof:

     (a) neither the Company nor any of its Subsidiaries has incurred Funded Indebtedness in aggregate amounts in excess of $100,000;

     (b) neither the Company nor any of its Subsidiaries has made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person;

     (c) neither the Company nor any of its Subsidiaries has created or permitted the creation of any Lien, other than Permitted Liens, on any of its assets, tangible or intangible;

     (d) except for sales to customers of the Company’s products and services in the ordinary course of business, neither the Company nor any of its Subsidiaries has sold, assigned or transferred any of its material tangible assets;

     (e) neither the Company nor any of its Subsidiaries has (i) entered into or amended any written employment or severance or similar agreement with any employee or any collective bargaining agreement, (ii) adopted or amended, or materially increased the payments to or benefits under, any profit sharing, bonus, thrift, stock option plan, deferred compensation, savings, insurance, restricted stock, pension, retirement, or other employee benefit plan for or with any of its directors, officers or employees, (iii) granted any increase in compensation payable or to become payable or the benefits provided to its directors or officers, or (iv) granted, other than in the ordinary course of business, any increase in compensation payable or to become payable to its employees (other than officers);

     (f) neither the Company nor any of its Subsidiaries has issued any credit memo to or for the benefit of any customer, or otherwise issued or granted credits, rebates or similar discounts with respect to services previously rendered or products previously sold;

     (g) neither the Company nor any of its Subsidiaries has (i) made or changed any Tax election or (ii) made any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;

     (h) there has not been any material casualty, loss, damage or destruction not covered by insurance which has materially, adversely affected the properties of the Company and its Subsidiaries, taken as a whole;

     (i) neither the Company nor any Subsidiary has made any capital expenditure or commitment in excess of $50,000 for additions to property, plant and equipment;

     (j) neither the Company nor any Subsidiary has forgiven, canceled or waived any material rights under any material debt or claim by the Company or the applicable Subsidiary other than in the ordinary course of business;

     (k) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any debenture, note, stock, or equity interest or modified or amended any right of any holder thereof;

     (l) neither the Company nor any Subsidiary has terminated, disposed of, or permitted to lapse, any material license or permit; and

     (m) there has not been any amendment to the Articles of Amendment and Restatement or By-laws of the Company or any of its Subsidiaries.

     Section 3.8 Compliance with Laws; Governmental Authorizations; Licenses; Etc.

     (a) Except as set forth in Schedule 3.8(a), the business of each of the Company and its Subsidiaries has been operated in compliance, in all material respects, with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including as required as a result of the Company’s status as a government contractor; provided that this Section 3.8(a) shall not be applicable with respect to Healthcare Laws, which shall be addressed separately in Section 3.22.

     (b) Except as set forth in Schedule 3.8(b), each of the Company and its Subsidiaries has all material permits, licenses, approvals, certificates and other authorizations, and has made all material notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted.

     (c) Except as set forth in Schedule 3.8(c), as of the date hereof, there is no action, case or proceeding pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company or its Affiliates of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of each of the Company and its Subsidiaries.

     Section 3.9 Litigation. Except as set forth in Schedule 3.9, as of the date hereof, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders or investigations by or before any Governmental Authority pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries (i) relating to the Company, any Subsidiary, or their respective businesses or properties, or (ii) seeking to enjoin the transactions contemplated hereby. The Company is not a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has been a party to any litigation matter since January 1, 2001.

     Section 3.10 Taxes.

     (a) Except as set forth on Schedule 3.10(a), each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that each is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. Except as set forth in Schedule 3.10(a), each of the Company and its Subsidiaries has properly paid on a timely basis all Taxes, whether or not shown on any of their respective Tax Returns, that were due and payable. All Taxes that the Company and its Subsidiaries are or were required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority. The Company and its Subsidiaries have complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

     (b) The unpaid Taxes of the Company and its Subsidiaries for periods through the date of the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by the Company or its Subsidiaries of their operations in the ordinary course of business and are, or will be, consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year.

     (c) Except as provided in Schedule 3.10(c), neither the Company nor its Subsidiaries is and has never been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns. Neither the Company nor its Subsidiaries has any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise for any Taxes of any Person (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company and its Subsidiaries during a prior Taxable period). Except as provided in Exhibit 8.5A, neither the Company nor its Subsidiaries is a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

     (d) The Company has delivered or made available to the Parent (i) complete and correct copies of all Tax Returns of the Company and its Subsidiaries relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or its Subsidiaries relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company or its Subsidiaries by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company or its Subsidiaries was required to file any Tax Return that was not filed.

     (e) Neither the Company nor its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) except as set forth on Schedule 3.10(e), requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Authority.

     (f) Neither the Company nor its Subsidiaries is a party to any Tax litigation.

     (g) There are no Liens or other encumbrances, other than Permitted Liens, with respect to Taxes upon any of the assets or properties of the Company or its Subsidiaries, other than with respect to Taxes not yet due and payable.

     (h) Neither the Company nor its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

     (i) Assuming that the Company has fully complied with Section 5.13 of this Agreement, neither the Company nor its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are as of the Closing Date, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof).

     (j) None of the assets of the Company or its Subsidiaries (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

     (k) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) except as set forth on Schedule 3.10(k), prepaid amount received on or prior to the Closing Date. The Company and its Subsidiaries currently utilize the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

     (l) Neither the Company nor its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

     (m) Neither the Company nor its Subsidiaries has distributed to their stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company or its Subsidiary been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.

     (n) Schedule 3.10(n) sets forth each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or such Subsidiary’s nexus with such jurisdiction.

     (o) Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary are subject to an election under Section 341(f) of the Code.

     (p) The representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

     Section 3.11 Environmental Matters. Except as set forth on Schedule 3.11 hereto:

     (a) The Company is in compliance with all Environmental Laws, except for any failures to so comply as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there has been no Release of any Hazardous Material on any of the Leased Property or, during the period of the Company’s or any Subsidiary’s ownership or lease thereof, on any property formerly owned or leased by the Company or any Subsidiary.

     (b) The Company has not received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws, in either case the subject of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.12 Employee Matters.

     (a) Schedule 3.12(a) contains a list of all employees of the Company and its Subsidiaries as of the date hereof, along with the position and the annual rate of compensation of each such person. Except as set forth on Schedule 3.12(a), each Person who is or has been an employee of the Company or any of its Subsidiaries within the last three years and who has had access to proprietary information about the Company or such Subsidiary has entered into a confidentiality/assignment of inventions agreement with the Company or such Subsidiary (such agreements, the “Employee Confidentiality Agreements”). The Company has made available to Parent a copy or form of each Employee Confidentiality Agreement. Schedule 3.12(a) contains a list, as of the date hereof, of all employees of the Company or any of its Subsidiaries who are a party to a non-competition agreement with the Company or any of its Subsidiaries, and copies of such agreements have previously been made available to Parent. The execution of this Agreement will not affect the legality, validity, binding effect or enforceability of the agreements referenced in the preceding three sentences. Schedule 3.12(a) contains a list of all employees of the Company or any Subsidiary who are not citizens of the United States. Except as set forth in Schedule 3.12(a), to the Knowledge of the Company, as of the date hereof, no employee of the Company or any of its Subsidiaries who is paid an annual salary in excess of $100,000 has announced any plans to terminate employment with the Company or any of its Subsidiaries.

     (b) Neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreements with respect to the employees. There is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and during the past two years there has been no such action. To the Company’s Knowledge, no union organization campaign is in progress with respect to any of the employees, and no question concerning representation exists respecting such employees. There is no unfair labor practice, charge or complaint pending against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities within the last two (2) years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

     (c) Except as set forth on Schedule 3.12(c), the Company has classified all individuals who perform services for the Company correctly under the Employee Benefit Plans, ERISA and the Code as common law employees, independent contractors, leased employees, and exempt or non-exempt employees.

     Section 3.13 Employee Benefit Plans

     (a) Schedule 3.13(a) lists all Employee Benefit Plans.

     (b) Except as set forth on Schedule 3.13(b) no Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by COBRA.

     (c) Except as set forth on Schedule 3.13(c), each Employee Benefit Plan is maintained and administered in compliance with its terms and in all material respects with the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

     (d) No material liability under Title IV of ERISA has been or, to the Company’s Knowledge, is expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate.

     (e) The Company and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

     (f) None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

     (g) With respect to each Employee Benefit Plan, the Company has made available to Parent and Newco true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report

(Form 5500 series), (iv) the most recent financial statements, and (v) the most recent Internal Revenue Service determination letter.

     (h) Except as set forth on Schedule 3.13(h), the consummation of the transactions contemplated hereby shall not result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan.

     (i) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted relating to any Employee Benefit Plan and no Employee Benefit Plan has been, within the past three years, or currently is, under audit or examination by any governmental agency.

     Section 3.14 Intellectual Property Rights(a) .

     (a) Schedule 3.14 lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and registered trademark, registered service mark and domain name registration or application therefor of the Company or the Subsidiaries

     (b) The Company owns or has a license to all Intellectual Property Rights necessary (i) to use, create, have made, sell, implement, market, reproduce and distribute the Customer Deliverables as currently used, created, made, sold, implemented, marketed, reproduced and distributed and (ii) to operate the Internal Systems as currently operated. The Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company immediately prior to the Closing, except as described in Schedule 3.14. The Company and the Subsidiaries have taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property that it owns or is under an obligation to protect (to the extent such obligations require the Company to take such measures), and to maintain in confidence all trade secrets and confidential information, that it owns or is under an obligation to protect (to the extent such obligations require the Company to maintain in confidence such secrets and confidential information). No other Person has any rights to any of the Company Intellectual Property owned by the Company or the Subsidiary (except pursuant to agreements or licenses specified in Schedule 3.14), and, to the Knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property owned by the Company, except as described in Schedule 3.14. For the sake of clarity, the representations in this Section 3.14(b) shall not apply to Customer Deliverables first produced by the Company or its Subsidiaries for a Governmental Authority (whether directly or pursuant to a subcontract) and that are not described in Schedule 3.20(c).

     (c) (i) None of the Customer Deliverables, or the manufacturing, importation, sale, marketing, distribution, provision or use thereof as currently conducted by the Company (excluding, for this subsection (i), third party components or components created to third party specifications therein, unless and only to the extent modified or designed in any part by the employees of Company) and (ii) to the Company’s Knowledge, none of the third party components or components created to third party specifications in the Customer Deliverables, or the manufacturing, importation, sale, marketing, distribution, provision or use thereof as currently conducted by the Company: infringes or violates, or constitutes a misappropriation of, any Intellectual Property Rights of any Person. To the Company’s Knowledge, none of the Internal Systems, or the use thereof as currently used by the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property Rights of any Person. Schedule 3.14 lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation, and any claims or disputes that to the Knowledge of the Company concern any Company Intellectual Property.

     (d) Schedule 3.14 identifies each item of Company Intellectual Property contained in the Company’s standard, latest version of its Customer Deliverables (which, for the sake of clarity, does not include services) made available to customers, users and the public, which item is owned (in whole or part) by a party other than the Company or any Subsidiary (excluding off-the-shelf software components licensed by or to the Company or the Subsidiaries pursuant to nonnegotiable standard form, mass market or “shrink wrap” licenses), and lists the agreement or other basis for those rights; to the extent that any such item of Company Intellectual Property requiring identification in Schedule 3.14 by this subsection (d) is embodied by, part of, or otherwise represented by a specifically identifiable product, the specifically identifiable product may be listed in Schedule 3.14 as representative of that item of Company Intellectual Property.

     (e) Neither the Company nor any Subsidiary has disclosed material source code for the Customer Deliverables owned by the Company (or that the Company has an obligation not to disclose) to any Person, except pursuant to escrow agreements entered into in the ordinary course of business and the agreements listed in Schedule 3.14, and the Company and the Subsidiary have taken all reasonable measures to prevent disclosure of such source code. The Company’s entering into this Agreement or the consummation of the transactions contemplated hereby will not trigger a release condition of any agreement with a third party for the release of such source code from escrow. For the sake of clarity, this Section 3.14(e) shall not apply to Customer Deliverables first produced by the Company or its Subsidiaries for a Governmental Authority (whether directly or pursuant to a subcontract) and that are not described in Schedule 3.20(c).

     (f) Except as set forth in Schedule 3.14, all of the copyrightable materials that are material to the ongoing business of the Company (including software, but excluding off-the-shelf software components licensed by or to the Company or the Subsidiaries pursuant to nonnegotiable standard form, mass market or “shrink wrap” licenses, unless and only to the extent such software or other copyrightable materials are modified by the employees of the Company) comprising, or otherwise embedded in, integrated in, incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or the Subsidiaries within the scope of their employment by the Company or any Subsidiary, or by independent contractors of the Company or the Subsidiaries who have executed binding agreements assigning all right, title and interest in such copyrightable materials to the Company or the Subsidiaries; to the extent that any such material copyrightable materials requiring identification in Schedule 3.14 by this subsection is embodied by, part of, or otherwise represented by a specifically identifiable product, the specifically identifiable product may be listed in Schedule 3.14 as representing that item of material copyrightable materials. For the purposes of this Section 3.14(f), a product shall be deemed “specifically identifiable” if a programmer or engineer of ordinary skill in the product, who has access to the Internal Systems and Customer

Deliverables as they existed on the Effective Date, could reasonably be expected to ascertain the identity of such product with specificity after reasonable inquiry. Except as set forth in Schedule 3.14, no portion of such copyrightable materials was jointly developed with any third party (other than, for the sake of clarity, the independent contractors contemplated by the foregoing sentence).

     (g) Except as set forth in Schedule 3.14: (i) the Internal Systems to the extent developed by the Company (“Company-Developed Internal Systems”) and the standard, latest version of the Customer Deliverables are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor; and (ii) the Internal Systems other than the Company-Developed Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor, unless such defect, error or nonconformity would not materially and adversely affect the ongoing business of the Company. In addition: (i) the Company-Developed Internal Systems and the standard, latest version of the Customer Deliverables do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that could reasonably be expected to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data; and (ii) the Company has used reasonable efforts to scan the Internal Systems on a regular basis with an industry standard virus scanning program.

     Section 3.15 Contracts. Schedule 3.15 sets forth all contracts (except for purchase orders executed in the normal course of business), agreements, leases, permits or licenses, to which, as of the date hereof, the Company or any Subsidiary is a party or is otherwise bound, of the type described below (the “Contracts”):

     (a) all agreements or commitments for the purchase by the Company or any of its Subsidiaries of machinery, equipment or other personal property or any services, other than those requiring payments after the date of this Agreement of less than $50,000 individually or $200,000 in the aggregate;

     (b) all employment agreements providing for annual compensation in excess of $100,000 and all consulting or severance agreements;

     (c) all material license, royalty or other similar agreements relating to any of the Company Intellectual Property owned by the Company or any Subsidiary;

     (d) all agreements containing covenants restraining or limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers or that could reasonably be expected, following the Closing, to restrain or limit the freedom of the Parent or any Affiliate thereof to engage in any line of business or compete with any Person;

     (e) all mortgages, indentures, notes, bonds or other agreements relating to indebtedness for borrowed money in excess of $250,000 incurred or provided by the Company or any of the Subsidiaries;

     (f) all partnership agreements and joint venture agreements to which the Company or any of its Subsidiaries is a party;

     (g) any agreement (or group of related agreements) for the lease of personal property from third parties providing for annual lease payments in excess of $100,000;

     (h) any agreement (or group of related agreements) with any customers;

     (i) any agreement (or group of related agreements) with software vendors, distributors or sales agents allowing for the resale, marketing or distribution of the Company’s or any Subsidiary’s services or products;

     (j) any agreement concerning confidentiality;

     (k) any agreement containing a right of first refusal;

     (l) any agreement that provides for the Company or any Subsidiary to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to the Company or any Subsidiary of exclusive or preferred rights of any kind;

     (m) any agreement that provides for any Person to be the exclusive or a preferred provider of any product or service to the Company or any Subsidiary, or the exclusive or a preferred recipient of any product or service of the Company or any Subsidiary during any period of time or that otherwise involves the granting by the Company or the Subsidiary to any Person of exclusive or preferred rights of any kind;

     (n) any agreement in which the Company or any Subsidiary has agreed to specific service level commitments, the violation of which would result in the imposition of specified liabilities or penalties against the Company or its applicable Subsidiary;

     (o) any agreement under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which it has imposed (or may impose) a Lien, other than any Permitted Lien, on any of its assets, tangible or intangible;

     (p) any agreement in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” or similar pricing provisions or marketing or distribution rights relating to any product or territory;

     (q) any agreement for (i) the disposition of any of the assets or business of the Company or any Subsidiary (other than sales of products and services in the ordinary course of business) for consideration in excess of $100,000 in the aggregate, or (ii) the acquisition of any assets or business from any other persons or entities for consideration in excess of $100,000 in the aggregate, other than purchases, in the ordinary course of business, from suppliers;

     (r) any other agreement (or group of related agreements) not otherwise listed on any disclosure schedule to this Agreement involving more than $50,000; and

     (s) any commitment to enter into any of the foregoing contracts or agreements described in clauses (a) through (r).

     Each Contract set forth on Schedule 3.15 is a valid and binding agreement of the Company or a Subsidiary, as the case may be, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.15, neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any material provision of any Contract, and, to the Knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default of any material provision of any Contract by the Company, any Subsidiary, or any other party under such Contract. The Company has made available to Newco true and complete copies of all Contracts, including all amendments thereto.

     Section 3.16 Insurance. Schedule 3.16 contains an accurate and complete description of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date hereof. All such policies or equivalent replacement policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries will be liable for retroactive premiums or similar payments, and each of the Company and its Subsidiaries is otherwise in compliance in all material respects with the terms of such policies. Except as set forth on Schedule 3.16, there is no claim pending or, to the Knowledge of the Company, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts were questioned, denied or disputed by the underwriter of such policy. Neither the Company nor any of its Subsidiaries has been denied insurance coverage at any time during the past five years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five years except as set forth in Schedule 3.16. Neither the Company nor any Subsidiary has any Knowledge of any threatened termination of, or, other than in the ordinary course of business, premium increase with respect to, any such policy except as set forth in Schedule 3.16. Except as set forth on Schedule 3.16, neither the Company nor the Subsidiary has failed to timely give any notice required or failed to satisfy any subjectivities under such insurance policies or binders of insurance.

     Section 3.17 Real Property. The Company does not own any real property. Schedule 3.17 sets forth (whether as lessee or lessor) a list of all leases of real property (such real property, the “Leased Property”) to which the Company is a party or by which it is bound, in each case, as of the date hereof, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000 (each a “Material Lease”, and collectively the “Material Leases”). The Company has not sublet, assigned or otherwise transferred any of the Leased Property or any portion thereof to any third party. Except as set forth on Schedule 3.17, each Material Lease is valid and binding on the Company and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 3.17, the Company and, to the Company’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease. To the Company’s Knowledge, the Leased Property complies with all applicable laws and is benefited by those licenses or permits required to be maintained for the development, or use or occupancy of any portion of the Leased Property, except to the extent such failure to comply would not have a Material Adverse Effect. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any Material Lease, and, to the Knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or any other party under such Material Lease. To the Knowledge of the Company, each parcel of Leased Property is in compliance in all material respects with all applicable laws and governmental orders.

     Section 3.18 Transaction With Affiliates. Except as set forth on Schedule 3.18, none of the Company’s stockholders, directors or officers nor any of their respective Affiliates or members of their immediate family is involved in any business arrangement or relationship with the Company or the Subsidiaries other than employment arrangements entered into in the ordinary course of business, and none of the Company’s stockholders, directors or officers nor any of their respective Affiliates or members of their immediate family owns any property or right, tangible or intangible, which is used by the Company or the Subsidiaries.

     Section 3.19 Brokers. Except for Broadview International LLC no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

     Section 3.20 Government Contracts.

     (a) Schedule 3.20(a) sets forth a complete and accurate list of Government Contracts (as defined herein). Copies of all Government Contracts that are true, accurate and complete in all material respects have been made available to Parent prior to the date hereof. Except as provided in Schedule 3.20(a), the Government Contracts are valid and binding and enforceable in accordance with their terms, and have been lawfully executed for the Company by persons duly authorized to do so and, to the Knowledge of the Company, by authorized representatives of applicable Governmental Authorities. Except as provided in Schedule 3.20(a), the Company and its Subsidiaries are not in, and to the Knowledge of the Company the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result in, any material violation, breach or default of any material term or provision of (a) any contract with a Governmental Authority, (b) any subcontract issued at any tier under a prime contract with a Governmental Authority, or (c) any bid, proposal or quotation made in connection with a contract with a Governmental Authority or a subcontract issued under a contract related to the Business with a Governmental Authority, in effect as of the date of this Agreement (collectively, “Government Contracts”). The Company and its Subsidiaries are not in, and to the Knowledge of the Company the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result in, any material violation, breach or default of any provision of any order, statute, rule or regulation governing any Government Contract.

     (b) The following representations and warranties of the Company in paragraphs (i) through (vi) are made with respect to, and are limited to, the period of three (3) years ending on the date of this Agreement.

          (i) Schedule 3.20(b)(i) sets forth, as of the date hereof, descriptions of all material internal investigations authorized by senior management conducted by or initiated by the Company or its Subsidiaries, audit reports, final decisions, claims, protests, appeals, lawsuits (including, without limitation, any qui tam suit involving the Company), consent orders, ongoing investigations, prosecutions, civil or administrative proceedings or settlement negotiations (collectively, “Contract Proceedings”) with respect to the Government Contracts and identifies any material corrective action, restitution or disciplinary action initiated or taken by any Governmental Authority, the Company or its Subsidiaries as a result of such Contract Proceedings. Except as set forth in Schedule 3.20(b)(i), as of the date hereof, with respect to, or relating in any way to, the Government Contracts, neither the Company nor its Subsidiaries have conducted or initiated any internal investigation authorized by senior management, or made a voluntary disclosure to a Governmental Authority, engaged in or been charged with or to the Knowledge of the Company been provided with notice from a Governmental Authority of a material claim or allegation related to, to the Knowledge of the Company and its Subsidiaries, been under investigation, with regard to any of the following: (a) defective pricing with the meaning of the Truth in Negotiations Act, as amended; (b) failure to comply with contractual requirements regarding applicable pricing, discounting or price reduction obligations; (c) failure to correct accounting, estimating, inventory, material requirements planning, material management and accounting systems, government property records, or purchasing system deficiencies; (d) material mischarging of direct and/or indirect costs; (e) delivery of products, material, components, items or services that do not or did not meet specifications or standards therefore, or delivery of foreign-made material, components or items where domestic-made material, components or items were required; (f) improperly soliciting, obtaining, attempting to solicit or obtain or making or offering to make any payment for any nonpublic proprietary or source selection information; or (g) material failure to comply with contractual requirements concerning subject inventions made or first reduced to practice under the Government Contracts.

          (ii) The Company has not received a cure notice, a show cause notice, a suspension of work notice or a stop work order under any Government Contract; to the Knowledge of the Company, all material amounts previously charged to or presently carried as chargeable by the Company to any cost-reimbursement Government Contract have been or will be reasonable, allowable, and allocable to each such Government Contract; no Government Contract has been terminated for default or for the convenience of the Government; except as set forth on Schedule 3.20(b)(ii), neither the Company nor its Subsidiaries has received any written information from a Governmental Authority indicating that any option with respect to any Government Contract will not be exercised or that any Government Contract or subcontract will be terminated or canceled; neither the Company nor its Subsidiaries has received any requests with respect to any Government Contract for equitable adjustment or claims (other than routine invoice errors in nominal amounts); neither the Company nor its Subsidiaries has been notified of any material warranty claims with respect to any Government Contract; except as set forth on Schedule 3.20(b)(ii), the Company has not received from any Governmental Authority any materially unfavorable past performance assessments, evaluations, or ratings with respect to any Government Contract; neither the Company nor any Subsidiary has violated the Service Contract Act or failed to pay any compensation required by it with respect to any Government Contract; and there exist no assignments of claims with respect to the Government Contracts, whether pursuant to the Assignment of Claims Act or otherwise.

          (iii) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority; no such suspension or debarment has, to the Knowledge of the Company, been initiated or threatened; and to the Knowledge of the Company the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. To the Knowledge of the Company, except in the ordinary course of business, neither the Company nor any Subsidiary has been audited or investigated within the past 5 years nor is it now being audited or investigated by the U.S. Department of Health and Human Services or any constituent agency thereof, the U.S. Government Accounting Office, the General Services Administration, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the U.S. Department of Justice, the U.S. Department of Labor, the U.S. Department of Treasury, the Inspector General or auditor general or similar functionary of any U.S. Governmental Authority, any similar agencies or instrumentalities of any state or foreign Governmental Authority, or any prime contractor with a Governmental Authority nor, to the Knowledge of the Company, has any such audit or investigation been threatened. Neither the Company nor any Subsidiary has any agreements, contracts or commitments that require it to obtain or maintain a security clearance with any Governmental Authority.

          (iv) To the Knowledge of the Company the Company and its Subsidiaries have not materially misused or disclosed any classified information, or any records subject to the Privacy Act (5 U.S.C. § 552a). The Company has not violated, in any material respect, (i) the Procurement Integrity Act; (ii) the Lobbying Disclosure Act of 1995 or representations made on any disclosure of lobbying activities submitted by the Company to any Governmental Authority or (iii) any ethical requirement applicable to the Company as set forth in Subparts 3.1 through 3.5 and/or Subparts 3.8 through 3.9 of Title 48 of the Code of Federal Regulations. To the Knowledge of the Company, the Company and its Subsidiaries have materially complied with and truly executed all representations and certifications submitted in connection with its Government Contracts.

          (v) All test and inspection results and reports and certificates that the Company and its Subsidiaries have provided pursuant to, or in pursuit of, any Government Contract, or as a part of the delivery under any Government Contract of any product or system designed, engineered, manufactured, or sold by the Company and its

Subsidiaries, were true, complete and correct in all material respects; and the Company and its Subsidiaries have provided to appropriate Governmental Authorities all test and inspection results and reports and such certifications and documentation as is or as may have been required by applicable Government Contracts or laws pertaining to Government Contracts.

          (vi) All equipment and fixtures loaned, bailed, delivered or otherwise furnished to or held by the Company and its Subsidiaries by or on behalf of any Governmental Authority, have been maintained in all material respects in the condition they were when loaned, bailed, delivered, or otherwise furnished to the Company and its Subsidiaries, ordinary wear and tear excepted, and where applicable the Company and its Subsidiaries have complied in all material respects with the government property provisions of the Government Contracts.

     (c) (i) Except for the items described in Schedule 3.20(c) and any associated technical data (as defined at 48 C.F.R. 27.401), no Governmental Authority or higher-tier contractor has any rights greater than “Restricted Rights” or “Limited Rights,” as applicable (as defined at 48 C.F.R. 27.401) with respect to any Company Intellectual Property or associated technical data (as defined at 48 C.F.R. 27.401) in any material respect. For each item described therein, Schedule 3.20(c) describes (i) the contract number and the Governmental Authority having such rights, (ii) a description of the Company Intellectual Property subject to such rights and (iii) the type of rights obtained or to be obtained by the Governmental Authority or higher-tier contractor in such Company Intellectual Property. The Company and all Subsidiaries have complied with all applicable regulations and contract requirements (including restrictive markings on or in the Company Intellectual Property) in all material respects.

         (ii) With respect to Customer Deliverables first produced by the Company or its Subsidiaries for a Governmental Authority (whether directly or pursuant to a subcontract) and that are not described in Schedule 3.20(c), (i) the Company does not represent that the Company or its Subsidiaries have any rights, and (ii) the Company does not represent that there are any limitations on the use or disclosure by any Governmental Authority or higher-tier subcontractor of the source code or other software or technical data (as defined at 48 C.F.R. 27.401) associated with such Customer Deliverables.

     Section 3.21 HIPAA.

     (a) Each of the Company and the Subsidiaries comply with and have implemented all such measures required for it to comply with its obligations as a Covered Entity for its “Health Plan” and as a Business Associate as agreed upon with any “Covered Entity” (as such capitalized terms are defined in HIPAA and the regulations promulgated thereunder), including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. Neither the Company nor any of the Subsidiaries is a Covered Entity other than for its “Health Plan.” With respect to any HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations), for which the Company’s or any Subsidiary’s (including any Affiliates) compliance or its customers’ compliance with HIPAA is required (collectively, the “HIPAA Commitments”),

          (i) the Company and its Subsidiaries are in material compliance with the HIPAA Commitments;

          (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;

          (iii) the Company and its Subsidiaries have not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Authority regarding the Company’s compliance with the HIPAA Commitments; and

          (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.

(b) The Company and its Subsidiaries have either entered into or made reasonable and good faith efforts to enter into appropriate valid, written Business Associate agreements with appropriate parties.

Section 3.22 Compliance with Healthcare Laws and Regulations.

     (a) The Company and its Subsidiaries are conducting and have (within the period of three (3) years prior to the date of this Agreement) conducted their business and operations in compliance in all material respects with, and neither the Company nor any of its Subsidiaries has engaged in any activities that would constitute a violation, in any material respect, of applicable civil or criminal statutes, laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Authority with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services (collectively, “Healthcare Laws”), including, without limitation, to the extent applicable: (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) rules and regulations of the U.S. Food and Drug Administration.

     (b) For the period of three (3) years prior to the date of this Agreement: the Company has not received any written notice or communication from any Governmental Authority alleging noncompliance with any Healthcare Laws; there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company or any Subsidiary; the Company and the Subsidiaries have no material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; there has not been any material violation of any Healthcare Laws by the Company or any Subsidiary in its submissions or reports to any Governmental Entity that, to the Knowledge of the Company, could reasonably be expected to require investigation, corrective action or enforcement action; neither the Company nor any of its Subsidiaries has been debarred or excluded from participation in Medicare, Medicaid, or any other federal or state healthcare program; and the Company has maintained, in all material respects, all records required under any Healthcare Laws.

     Section 3.23 Customers and Suppliers. Schedule 3.23 sets forth a list of (a) each of the top ten customers of the Company and its Subsidiaries (by volume in dollars of sales to such customers) for the twelve-month period immediately preceding the Most Recent Balance Sheet Date (each such person, a “Major Customer”) and the amount of revenues accounted for by such customer during each such period and (b) each of the top five suppliers of the Company and its Subsidiaries (by volume in dollars of purchases from such suppliers) for the twelve-month period immediately preceding the Most Recent Balance Sheet Date (each such person, a “Major Supplier”). Except as set forth on Schedule 3.23, between the Most Recent Balance Sheet Date and the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Major Customer, nor, to the Knowledge of the Company, has any Major Customer threatened, that it intends to terminate or materially modify its existing agreement with the Company and its Subsidiaries, or materially reduce the aggregate amount paid to the Company and its Subsidiaries for products and services. Except as set forth on Schedule 3.23, between the Most Recent Balance Sheet and the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Major Supplier, nor, to the Knowledge of the Company, has any Major Supplier threatened, that it intends to terminate or materially modify its existing agreement with the Company and its Subsidiaries, or materially increase the aggregate amount charged to the Company and its Subsidiaries for products and services. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Major Customer or any Major Supplier that it intends to file a petition under applicable bankruptcy laws or otherwise seek relief from or make an assignment for the benefit of its creditors and, to the Company’s Knowledge, no such notice or action has been threatened.

     Section 3.24 NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE IV — Representations and Warranties of Parent and Newco

     Parent and Newco jointly and severally represent and warrant to the Company:

     Section 4.1 Organization. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Each of Parent and Newco has delivered to the Company true and complete copies of its certificate of incorporation (and all amendments thereto) and by-laws (as currently in effect).

     Section 4.2 Authorization. Each of Parent and Newco has the corporate power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Parent and Newco and constitutes a valid and binding agreement of Parent and Newco, enforceable against Parent and Newco in accordance with its terms.

     Section 4.3 Non-contravention. The execution, delivery and performance by Parent and Newco of this Agreement and the Articles of Merger, the consummation of the Merger and each of the other transactions contemplated hereby will not (i) contravene any provision contained in such entity’s certificate of incorporation or by-laws, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Government Authority (except for the applicable requirements of the HSR Act and any applicable foreign antitrust laws or regulations).

     Section 4.4 No Consents. Except for (i) filing and recordation of appropriate merger documents as required by the MGCL, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (ii) filings and approvals set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent and Newco.

     Section 4.5 Litigation. Neither Parent nor Newco is party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

     Section 4.6 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent or Newco in connection with this Agreement or any of the transactions contemplated hereby.

     Section 4.7 Parent and Newco Board. The respective boards of directors of Parent and Newco, by unanimous written consent, have approved the execution of this Agreement.

     Section 4.8 Stockholder Approval. Parent, as sole stockholder of Newco, has approved this Agreement and the transactions contemplated hereby by written consent in lieu of special meeting of stockholders, and no other stockholder vote, approval or consent of any holder of capital stock of each of Parent or Newco is required or necessary to consummate the Merger.

     Section 4.9 Financial Ability. Parent has funds available to consummate the transactions contemplated hereby, including, without limitation, the ability to make all payments due (i) to the holders of Preferred Stock, Common Stock and Options in accordance with the terms hereof and (ii) all payments due or necessary (if any) in order to comply with the terms and conditions of all agreements evidencing indebtedness of the Company.

     Section 4.10 Acknowledgement by Parent and Newco. Each of Parent and Newco acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, Parent and Newco have relied solely upon their own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and each of Parent and Newco acknowledges that, other than as set forth in this Agreement, none of the Company, its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Parent and Newco and their respective agents or representatives prior to the execution of this Agreement.

ARTICLE V — Covenants and Agreements

Section 5.1 Stockholder MattersPlease do not type any text in this area

     The Company will, within 5 Business Days of the date hereof, send an information statement to the holders of the Common Stock and the Preferred Stock which have not executed the Stockholder Consent.

     Section 5.2 Access and Information.

     (a) From the date hereof, Parent and Newco shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries, and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable during normal business hours and upon advance notice, and the Company shall cooperate with any such investigation. Parent and Newco agree to use reasonable efforts to conduct any such inquiries with sensitivity to the Company’s interests in preserving its relationships with its employees, customers and suppliers.

     (b) From the date hereof, the Company and its Subsidiaries shall reasonably cooperate with any reasonable request by Parent which request is made by Parent in order to assist WebMD in complying with Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, in connection with the transactions contemplated hereby.

     (c) All information disclosed in writing, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Parent and Newco (or their representatives or affiliates) shall be kept confidential by such Persons in accordance with the confidentiality agreement dated February 17, 2004 by and between the Company and WebMD (the “Confidentiality Agreement”) and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement.

     Section 5.3 Conduct of Business by the Company. Please do not type any text in this area.From the date hereof to the Effective Time, the Company will and will cause each of its Subsidiaries to, except as otherwise expressly provided herein, or consented to in writing by Parent and Newco conduct its business only in the ordinary and regular course in substantially the same manner heretofore conducted and in compliance in all material respects with all applicable laws, and will not take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which would result in a Material Adverse Effect or which would have a material adverse effect on the ability of the Company to operate its business in the manner in which it is conducted at the time of the Closing. Without limiting the generality of the foregoing, from the date hereof to the Effective Time, the Company will not and will cause each of its Subsidiaries not to, except as otherwise expressly required herein or consented to by Parent in writing, take any action or omit to take any action, or agree to take or omit to take any action, which would result in:

     (a) the Company intentionally creating circumstances under which the officer’s certificate referred to in Section 6.2(h)(i) cannot be delivered at the Closing;

     (b) the issuance or sale of any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Shares or Options outstanding on the date hereof), or the amendment of any of the terms of any Options or the repurchase or redemption of any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

     (c) incurrence by the Company or any Subsidiary of any additional Funded Indebtedness, or making any loans or advances to any Person by the Company or any Subsidiary, except for (x) Funded Indebtedness, loans or advances in a principal amount not to exceed, in the aggregate, $50,000, and (y) draws, in the ordinary course of business, on the revolving credit facility governed by the Credit Agreement;

     (d) any change by the Company or any Subsidiary in accounting practices, methods or assumptions, or any change in its policies or practices in respect of collection of receivables, or payment of accounts payable or accrued expenses, in each case, except as may be required by GAAP;

     (e) the authorization, declaration or setting aside of any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any equity security of the Company;

     (f) the reclassification, combination, split, subdivision or redemption, or purchase or other acquisition of any equity security of the Company or any of its Subsidiaries or the issuance of any other securities in respect of, or in lieu of or in substitution for shares of equity securities of the Company or its Subsidiaries;

     (g) the acquisition or agreeing to an acquisition by the Company or any Subsidiary (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof;

     (h) except as specifically required by this Agreement, the entry by the Company or any of its Subsidiaries into any business arrangement with any of the stockholders, directors or officers of the Company;

     (i) the acquisition, sale, lease, license or disposal of any assets or property by the Company or any Subsidiary (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases, licensing and sales of assets in the ordinary course of business;

     (j) the mortgaging or pledging by the Company or any Subsidiary of any of its property or assets or the subjecting of any such property or assets to any Lien, other than Permitted Liens;

     (k) the amendment of the charter, by-laws or other organizational documents of the Company or any Subsidiary;

     (l) the making by the Company or any Subsidiary of any new elections, or changes to any current elections, with respect to Taxes;

     (m) the entry by the Company or any Subsidiary into any contract that, if in existence on the date of this Agreement, would have been required to be listed on Schedule 3.15(a), (b), (d), (f), (g), (i), (j) (k), (l), (m), (o), (p), or (q) or on Schedule 3.18;

     (n) the making or committing to make by the Company or any Subsidiary any capital expenditure in excess of $50,000 in the aggregate;

     (o) the institution or settlement by the Company or any Subsidiary of any Legal Proceeding; or

     (p) the Company or any Subsidiary agreeing in writing to take any of the actions described in clauses (a) through (o) above.

Without limiting the foregoing, from the date hereof to the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any action or omit to take any action, or agree to take or omit to take any action, without the written consent of Parent (which written consent shall not be unreasonably withheld), which would result in the entry by the Company or any Subsidiary into any contract with a customer or prospective customer which would be reasonably expected to result in aggregate payments by such customer to the Company or any Subsidiary in excess of $300,000 in the first 12 months of such contract; provided that: (x) no such consent shall be required with respect to renewals of existing contracts upon the expiration thereof on terms substantially similar to the terms of the existing contracts; and (y) if, pursuant to the terms of this paragraph, the Company seeks the written consent of Parent to enter into a contract, such consent shall be deemed granted by Parent if, within two Business Days of the Company sending an e-mail to each representative of Parent identified on Exhibit 5.3 at the e-mail address set forth opposite such person’s name summarizing the material terms of the proposed customer contract, the Company has not received (via e-mail to the representative of the Company identified on Exhibit 5.3 at the e-mail address set forth opposite such person’s name) an objection to the entry into such customer contract, which objection shall state the grounds for such objection.

     Section 5.4 Closing Documents. The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent and Newco, the documents or instruments described in Section 6.2. Parent and Newco shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3.

     Section 5.5 Best Efforts; Further Assurances.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to obtain, at its sole expense, all such waivers, consents or approvals from Governmental Authorities or third parties and to give all such notices to Governmental Authorities and third parties, as are required to be listed in Schedule 3.4 hereto; provided that the failure to obtain any such waiver, consent or approval shall not be a condition to the Merger unless specifically listed on Exhibit 6.2(c) hereto. The Parent shall cooperate with the Company in obtaining all such waivers, consents or approvals, as may be reasonably requested by the Company in connection therewith. The Parent shall use its commercially reasonable efforts to obtain, at its sole expense, all such waivers, consents or approvals from Governmental Authorities or third parties and to give all such notices to Governmental Authorities and third parties, as are required to be listed in Exhibit 6.3(b) hereto. The Company shall cooperate with the Parent in obtaining all such waivers, consents or approvals, as may be reasonably requested by the Parent in connection therewith. Each party shall bear its own costs incurred in connection with obtaining such consents and shall pay its own HSR Act filing fee. Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly after the date hereof and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limitation of the foregoing, the Company, Newco and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto. Notwithstanding anything to the contrary in this Agreement, the Parent shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Parent, the Company or their respective Affiliates, or otherwise restrict the conduct of the businesses of the Parent, the Company or their respective Affiliates.

     (b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree, subject to reasonable business judgment, to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

     (c) The Company shall give prompt written notice to the Parent and Newco of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Company contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VI and such written notice shall specify the representation or warranty so breached (provided that such notice shall not be deemed to cure the breach of any such representation or warranty or amend and/or supplement the schedule related to such representation or warranty) and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents.

     (d) The Parent or Newco shall give prompt written notice to the Company of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Parent or Newco contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VI and such written notice shall specify the representation or warranty so breached (provided that such notice shall not be deemed to cure the breach of any such representation or warranty or amend and/or supplement the schedule related to such representation or warranty) and (ii) any failure of the Parent or Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either of them under the Merger Documents.

     (e) The Company shall use commercially reasonable efforts to cause Ernst & Young LLP to complete, as promptly as practicable, an audit of the Annual Financial Statements in a manner that will result in Ernst & Young LLP issuing an unqualified opinion (the “E&Y Audit Opinion”), and upon such completion, the Company shall promptly deliver such audited Financial Statements with the E&Y Audit Opinion to the Parent (the “Audited Financial Statements”). Following delivery of the Audited Financial Statements to the Parent, the Company will make available to the Parent and its representatives the financial records (including the work papers of the Company’s independent accountants) of the Company and its Subsidiaries.

     Section 5.6 Public Announcements. The timing and content of the initial announcement of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement.

     Section 5.7 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 7.1, the Company shall not take, nor will the Company permit any of its respective affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (other than Parent, Newco and/or their affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving the Company (other than assets sold in the ordinary course of business). The Company hereby agrees to request of each potential acquirer of the Company to which information, documents or other materials were provided within the six months prior to the date hereof that such potential acquirer promptly after such request either (a) return to the Company all such information, documents and other materials and all copies thereof, or (b) destroy (such destruction to be certified in writing to the Company by such potential acquirer) all such information, documents and other materials and all copies thereof.

     Section 5.8 Employee Benefit Plans. (a) Except as set forth on Exhibit 5.8, on, or as soon as reasonably practicable after, the Closing Date, the Parent will cause the Company’s employees that become employees of the Parent or its Affiliates after the Effective Time, to be eligible for a group medical plan and other employee benefit plans, programs or policies, which are the same as, or comparable to, those maintained for similarly situated employees of the Parent.

     (b) Parent and Newco hereby agree that, from and after the Closing Date, Parent shall grant or cause the Surviving Corporation and its Subsidiaries to grant all employees of the Company and its Subsidiaries credit for any service with the Company and its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and, except with respect to qualified retirement plans, benefit accrual purposes and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries on or after the Closing Date (the “Parent Plans”). In addition, Parent and Newco hereby agree that Parent shall or shall cause (i) the Surviving Corporation and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent Plan, provided that such expenses are documented to the reasonable satisfaction of the Parent.

     Section 5.9 Indemnification of Directors and Officers. The articles of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification of directors and officers of the respective entities than are set forth in the articles of amendment and restatement and by-laws of the respective entities as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors or officers of the respective entities. Parent shall cause the Surviving Corporation to renew, to the extent such renewals are available, the Company’s existing directors’ and officers’ liability insurance policy for an additional two years after the expiration of the current policy period and, if the insurer terminates such policy during such time, to purchase any extended reporting period or “tail” coverage available under such policy; provided, however, that in no event shall Parent and the Surviving Corporation be required to pay more than an aggregate of $50,000 to fulfill their obligations under this Section 5.9.

     Section 5.10 Newco. The Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Newco for the issuance of its stock to the Parent).

     Section 5.11 FIRPTA. Prior to the Closing, the Company shall deliver to the Parent a notice that the Common Stock and Preferred Stock are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If Parent does not receive the notice described above on or before the Closing Date, Parent, Newco, the Company, or the Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

     Section 5.12 Letters of Credit. The Parent acknowledges that the Company has an obligation under the lease for its corporate headquarters in Towson, Maryland to provide the landlord with one or more letters of credit (collectively, the “Lease Letter of Credit”) and that the Lease Letter of Credit currently provided by the Company to such landlord has been issued under the Credit Agreement. The Parent hereby agrees that on or prior to the Closing, Parent will either (i) issue a back up letter of credit to Bank of America in a manner such that, assuming all other amounts outstanding under the Credit Agreement have been paid in full, Bank of America will release the Liens it has on the Company’s and its Subsidiaries’ assets in a manner that satisfies the condition regarding the release of Liens under the Credit Agreement set forth in Section 6.2(e), (ii) issue a replacement Lease Letter of Credit to such landlord in exchange for the current Lease Letter of Credit or (iii) take such actions with such landlord (such as signing a guaranty) which results in such landlord releasing the Lease Letter of Credit; provided, that, notwithstanding the foregoing, Parent shall not contact such landlord without first consulting with the Company.

     Section 5.13 280G Covenant

     Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive acceleration of vesting of any stock options by virtue of action by the Board of Directors after the date hereof and that otherwise would not be vested by their terms or pursuant to the terms of existing employment agreements as of immediately after the Closing, in a manner that satisfies the stockholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code and any regulations (including proposed regulations) promulgated thereunder. Consistent with the requirements of Section 280G(b)(5) and the regulations, such vote shall establish the “disqualified individual’s” right to such accelerated vesting.

ARTICLE VI -Conditions to Closing

     Section 6.1 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

     (a) No Injunction. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

     (b) HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

     Section 6.2 Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Newco to the extent permitted by applicable law:

     (a) Representations, Warranties and Covenants. All representations and warranties made by the Company in Article III of this Agreement (other than the representations and warranties of the Company described in the second sentence of this Section 6.2(a)) shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date specified in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the facts, event or circumstances causing failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Company, immediately following the Closing, to operate its business in the manner in which it is conducted at the time of the Closing (provided that as a result of the Material Adverse Effect qualification contained in this sentence above, for purposes of determining satisfaction of the condition to closing contained in this first sentence of Section 6.2(a) only, any materiality or Material Adverse Effect qualifications contained in the representations and warranties made by the Company in Article III of this Agreement shall be deemed to be removed). All representations and warranties made by the Company in Sections 3.2, 3.5(a), 3.5(b) and 3.6(a) that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties made by the Company in Sections 3.2, 3.5(a), 3.5(b) and 3.6(a) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date specified in the case of any representation or warranty which specifically relates to an earlier date). The Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

     (b) Material Adverse Effect. Since the date of this Agreement, there will not have occurred and there will have been no change, event or development that has had or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that any adverse effect resulting from the public announcement of the transactions contemplated by this Agreement shall not be taken into account in determining whether, for purposes of this Section 6.2(b), a “Material Adverse Effect” has occurred or may reasonably be expected to occur.

     (c) Consents. The Company shall have obtained at its own expense (and shall have provided copies thereof to Parent) all of the waivers, permits, consents, approvals, or authorizations, and effected all of the registrations, filings and notices (collectively, “Consents or Notices”), in each case, set forth on Exhibit 6.2(c), and any other material Consents or Notices which are required on the part of the Company or its Subsidiaries for the execution delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; provided that the parties hereto agree, for purposes of this Section 6.2(c), the Consents or Notices listed on Schedule 3.3 and Schedule 3.4, other than item 3 on Schedule 3.4, are not material.

     (d) Audited Financial Statements. The Audited Financial Statements referred to in Section 5.5(e) above shall have been delivered, accompanied by the E&Y Audit Opinion, and such Audited Financial Statements shall not differ in any material respect from the Annual Financial Statements for the same periods included in Schedule 3.6; provided that the condition set forth in this Section 6.2(d) shall be deemed satisfied at 11:59 p.m., New York time, on the Section 6.2(d) Deadline unless prior to the Section 6.2(d) Deadline the Company and Cornerstone have received from Parent a written notice stating that Parent believes that the condition set forth in this Section 6.2(d) has not been satisfied and an explanation, in reasonable detail, of such belief by Parent. For purposes of this Section 6.2(d), the “Section 6.2(d) Deadline” means 5:00 p.m., New York time, on the fifth full Business Day after the first date on which Parent has had: (1) the Audited Financial Statements and the E&Y Audit Opinion, (2) access to the financial records and work papers contemplated by the last sentence of Section 5.5(e); and (3) five Business Days prior written notice of the first full Business Day on which the criteria in clauses (1) and (2) of this definition will actually be met (such written notice to be provided by the Company only after it has confirmed with Ernst &Young that such criteria will be met).

     (e) Pay-off Letters, Notes and Releases of Liens. With respect to each holder of Closing Date Funded Indebtedness (the “Creditors”), the Company shall have received and provided Parent (i) a copy of a pay-off letter in a customary form reasonably acceptable to Parent and (ii) the executed originals of all then outstanding notes evidencing the loans (or appropriate loss affidavits and indemnities); and, with respect to each of the Liens on the Company’s assets held by the Creditors, the Company shall have received and provided a copy to Parent of UCC termination statements and any other required documents to be filed in release of such Liens upon the payment of the applicable indebtedness by the Surviving Corporation.

     (f) Unvested Options. The Board of Directors of the Company shall have taken all action necessary for all Unvested Options to automatically become Vested Options as of immediately prior to the Effective Time subject only to obtaining from the requisite stockholders of the Company the approval contemplated pursuant to Section 5.13.

     (g) Employment Agreements. Each of the Employment Agreements shall have become effective, and each employee party to an Employment Agreement shall then be employed by the Company.

     (h) Closing Deliveries. Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

          (i) a certificate of the President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) has been satisfied;

          (ii) a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

          (iii) a certified copy of the resolutions of the stockholders of the Company adopting and approving this Agreement, the other Merger Documents to the extent required to be approved and the transactions contemplated hereby and thereby;

          (iv) a legal opinion from Kirkland & Ellis LLP, counsel to the Company in substantially the form attached hereto as Exhibit D-1, addressed to Parent and dated as of the Closing Date; and

          (v) a legal opinion from Whiteford, Taylor & Preston, Maryland counsel to the Company in substantially the form attached hereto as Exhibit D-2, addressed to Parent and dated as of the Closing Date.

     (i) Audit Opinion. The E&Y Audit Opinion regarding the Annual Financial Statements shall not have been withdrawn or modified.

     Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) Representations, Warranties and Covenants. All representations and warranties made by Parent and Newco in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date specified in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Newco to perform its obligations hereunder. Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

     (b) Consents. Each of Parent and Newco shall have obtained at its own expense (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals, or authorizations, and effected all of the registrations, filings and notices, in each case, set forth on Exhibit 6.3(b).

     (c) Closing Deliveries. Prior to or at the Closing, Parent and Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

          (i) a certificate of the President or a Vice President of Parent and Newco, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the condition specified in Section 6.3(a) has been satisfied;

          (ii) certified copies of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby; and

          (iii) a certified copy of the resolutions of the sole stockholder of Newco adopting and approving this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE VII — Termination Amendment and Waiver

     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company at any time prior to Closing:

     (a) by mutual consent of the Company, Parent and Newco;

     (b) by either the Company or Parent and Newco, if the Merger shall not have been consummated on or before the date 90 days after the date of this Agreement (provided that the Termination Date shall be extended to the date 180 days after the date of this Agreement if the Closing shall not have occurred by reason of the failure of the condition set forth in Section 6.1(b) hereof) (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

     (c) by either Parent or Newco or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) by Parent by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 6.2(a) not to be satisfied and (ii) is not cured within 20 days following delivery by the Parent to the Company of written notice of such breach; or

     (e) by the Company by giving written notice to the Parent in the event the Parent or Newco is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 6.3(a) not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to Parent of written notice of such breach.

     Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.2(b), 5.6 and 10.4, which shall survive the termination of this Agreement and (b) termination shall not preclude either party from suing the other party for any breach of this Agreement.

ARTICLE VIII — Survival of Representations; Indemnification

     Section 8.1 Survival of Representations.• Please do not type any text in this area. The representations and warranties of the Company, Parent and Newco contained in this Agreement (whether or not contained in Articles III and IV) or in any certificate delivered pursuant to Section 6.2 or Section 6.3 shall survive the Closing for a period of one year after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Sections 3.5, 3.10 and 3.13 shall survive the Closing for a period of two years after the Closing Date.

     Section 8.2 General Indemnification.

     (a) After the Closing, Parent, Newco and the Surviving Corporation (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) shall be indemnified, defended and held harmless from the Escrow Account from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (“Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

          (i) the failure of any representation or warranty made by the Company (A) contained in this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date or (B) in any certificate delivered to Parent and Newco pursuant to Section 6.2 to be true and correct as of the Closing Date;

          (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date;

          (iii) the matters referred to in the letter identified in item 2 under heading “(c)” on Schedule 3.14 (and any other infringement claim arising from the assertion of the registered patent which is the genesis of such letter or of any other patent asserted in connection with such infringement claim), including any claim, action or proceeding against the Company or any of its Subsidiaries, regardless of whether brought by the sender of such letter or any other party, whether or not such party is referred to in such letter (but only to the extent such matters are not otherwise reserved for in the Net Working Capital as of immediately prior to the Closing);

          (iv) any claim by a person who was a stockholder or Optionholder of the Company prior to the Effective Time, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company issued prior to the Effective Time (other than the right to receive the consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the MGCL); or (ii) any claim that his, her or its shares of stock of the Company or Options were wrongfully repurchased or terminated by the Company prior to the Effective Time; or

          (v) any liability arising from the Broadview Engagement Letter (other than as expressly provided in Section 2.9(c)(i)).

     (b) After the Closing, each of Parent and the Surviving Corporation agrees to indemnify, defend and hold each Company Securityholder as of the date of this Agreement (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by Parent or Newco (A) in this Agreement contained in Article IV of this Agreement to be true and correct as of the date of this Agreement or (B) in any certificate delivered to the Company pursuant to Section 6.3 to be true and correct as of the Closing Date, (ii) any breach by Parent of any of its covenants or agreements contained herein, or (iii) any breach by the Surviving Corporation (including by way of being the successor of Newco and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

     (c) The obligations to indemnify and hold harmless pursuant to clause (i) of Section 8.2(a) and pursuant to clause (i) of Section 8.2(b) shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 8.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until final resolution thereof.

     Section 8.3 Indemnification Claims.

     (a) Notice of Third Party Actions. An Indemnified Party shall give written notification to the Responsible Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Losses; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Responsible Party shall deprive the Indemnified Party of its rights to indemnification hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.

     (b) Indemnification of Third Party Actions for the Benefit of the Buyer Indemnitees. The obligations and liabilities with respect to a Third Party Action for which any Buyer Indemnitee is entitled to indemnification pursuant to this Article VIII will be subject to the following terms and conditions:

          (i) Cornerstone will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at the sole cost and expense of Cornerstone (which costs and expenses shall be on behalf of, and reimbursable on a pro rata basis by, the Company Securityholders) and with counsel of Cornerstone’s choosing (subject to the approval of Parent, which will not be unreasonably withheld or delayed) and Parent and Surviving Corporation will reasonably cooperate in the defense thereof. Parent may participate in such defense with counsel of its own choosing, provided that the Parent will not, following written notice of Cornerstone’s election to defend against and direct the defense of any such Third Party Action, be entitled to indemnification under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by Parent or any of its affiliates in connection with the defense of such Legal Proceeding. If Cornerstone assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by Cornerstone without the written consent of the Parent (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Surviving Corporation, Parent or their respective affiliates, and (y) the sole relief provided is monetary damages that are paid in full from the Escrow Account. The Buyer Indemnitees will have no right to indemnification from the Escrow Account in connection with any compromise or settlement of a Third Party Action effected without Cornerstone’s written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding the foregoing, Cornerstone will not have the right to defend against or to direct the defense of any such Third Party Action and any related Legal Proceeding (and the Parent shall expressly have such right) if: (X) Cornerstone or Cornerstone Equity Investors IV, L.P. is also a party to such Third Party Action and the Parent reasonably determines in good faith that the Buyer Indemnitees have available to them one or more defenses or counterclaims that are inconsistent with those of Cornerstone or Cornerstone Equity Investors IV, L.P.; (Y) the amount of the claimed damages in the applicable Third Party Action is at least $1,000,000 greater than the amount of Losses for which the Buyer Indemnities are entitled to indemnification under this Article VIII or (Z) the Third Party Action involves any Governmental Authority as a party thereto, criminal liability, or any Third Party Action in which equitable relief is sought against the Buyer Indemnitees.

          (ii) Notwithstanding the provisions of Section 8.3(b)(i) of this Agreement, if Cornerstone fails or refuses to undertake the defense of such Third Party Action within 10 days after delivery of written notification to Cornerstone of the commencement of such Third Party Action or if Cornerstone later withdraws from such defense, the Parent will have the right to undertake the defense of such claim with counsel of its own choosing, with the costs and expenses of such defense to be paid for from the Escrow

Account and with the Company Securityholders bound by any determination made in such Third Party Action or any compromise or settlement effected by Parent.

          (iii) The Parent will have the right (including the selection of counsel, which counsel must be reasonably satisfactory to Cornerstone) to defend against, direct the defense of, or, subject to the last sentence of this Section 8.3(b)(iii), settle any Third Party Action described in the last sentence of Section 8.3(b)(i) and any related Legal Proceeding. In connection with any such Third Party Action described in the last sentence of Section 8.3(b)(i), the Parent agrees (i) to keep Cornerstone reasonably informed of its defense and resolution of the Third Party Action, (ii) to report to Cornerstone in writing, at least monthly, as to the amount of Losses (including attorneys’ fees and expenses) incurred as of the date of such report, together with a good faith estimate of the amount of any additional Losses that the Parent expects may be incurred in the future based upon the status of such matters as of such date, and (iii) that it will make reasonable judgments with respect to incurring costs and expenses and other Losses (including the selection of outside counsel) in a similar matter and based on similar factors as it does for similar third party claims for which it has no right to indemnification under this Article VIII. No compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Parent without the written consent of Cornerstone (which consent will not be unreasonably withheld or delayed), unless the Parent has waived any and all right to indemnification against the Escrow Account in connection therewith.

     (c) Indemnification of Third Party Actions for the Benefit of the Seller Indemnitees. The obligations and liabilities with respect to a Third Party Action for which any Seller Indemnitee is entitled to indemnification pursuant to this Article VIII will be subject to the following terms and conditions:

          (i) The Parent will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at the Parent’s sole cost and expense and with counsel of Parent’s choosing (subject to the approval of Cornerstone, which will not be unreasonably withheld or delayed) and Cornerstone will reasonably cooperate in the defense thereof. Cornerstone may participate in such defense with counsel of its own choosing, provided that the Parent will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Buyer Indemnitees under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by Cornerstone or any Company Securityholder in connection with the defense of such Legal Proceeding unless Parent is also a party to such Third Party Action and Cornerstone determines in good faith that the Company Securityholders have available to them one or more defenses or counterclaims that are inconsistent with those of the Parent. If the Parent assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Parent without the written consent of Cornerstone (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Company

Securityholders, and (y) the sole relief provided is monetary damages that are paid in full by the Parent. The Parent will have no liability with respect to any compromise or settlement of a Third Party Action effected without its written consent (which consent will not be unreasonably withheld or delayed).

          (ii) Notwithstanding the provisions of Section 8.3(c)(i) of this Agreement, if the Parent fails or refuses to undertake the defense of such Third Party Action within 10 days after delivery of written notification to the Parent of the commencement of such Third Party Action or if the Parent later withdraws from such defense, Cornerstone will have the right to undertake the defense of such claim with counsel of its own choosing, with the Parent responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by Cornerstone.

     (d) Cooperation. All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     (e) Claim Notice. In order to seek indemnification under this Article VIII, an Indemnified Party shall deliver a Claim Notice to the Responsible Party.

     (f) Response. Within 30 days after delivery of a Claim Notice, the Responsible Party shall deliver to the Indemnified Party a Response, in which the Responsible Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case (x) if the Responsible Party is the Parent, then the Response shall be accompanied by a payment by the Parent to the Indemnified Party of the Claimed Amount, by check or by wire transfer and (y) if the Responsible Party is Cornerstone, then Parent and Cornerstone shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Parent), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case (xx) if the Responsible Party is the Parent, then the Response shall be accompanied by a payment by the Parent to the Indemnified Party of the Agreed Amount, by check or by wire transfer and (yy) if the Responsible Party is Cornerstone, then Parent and Cornerstone shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Parent), and/or (iii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount.

     (g) Dispute. During the 30-day period following the delivery of a Response that reflects a Dispute, the Responsible Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in a state or federal court sitting in Maryland. In connection with any such Dispute, if the Responsible Party is Cornerstone, then the Parent and Cornerstone shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, final non-appealable judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Funds shall be disbursed to the Parent and/or the Company Securityholders (which notice shall be consistent with the terms of the resolution of the Dispute).

     Section 8.4 Limitations on Indemnification Obligations.

     (a) The rights of the Buyer Indemnities to indemnification pursuant to the provisions of Section 8.2(a) are subject to the following limitations:

          (i) the amount of any and all Losses will be determined net of any amounts recovered by Parent, Surviving Corporation or any of their respective affiliates under insurance policies with respect to such Losses;

          (ii) the Buyer Indemnitees will not be entitled to recover Losses pursuant to clause (i) of Section 8.2(a) until the total amount which the Buyer Indemnitees would recover under clause (i) of Section 8.2(a) (as limited by the provisions of clause (i) of this Section 8.4(a)), but for this clause (ii), exceeds $1,000,000 (the “Threshold”) and then only for the excess over the Threshold; provided, however, that, subject to clause (iii) of this Section 8.4(a), the Buyer Indemnitees will be entitled to recover all Losses (without regard to the Threshold) as a result of any breach of the representations and warranties contained in Section 3.10 of this Agreement;

          (iii) in the aggregate, the Buyer Indemnitees (x) will be entitled to recover no more than $16,000,000 (the “Cap”) and (y) pursuant to this Agreement or in connection with any certificate delivered in connection herewith, will not be entitled to recover Losses from any source other than the Escrow Account; and

          (iv) the Buyer Indemnitees will not be entitled to recover Losses pursuant to clause (iii) of Section 8.2(a) until the total amount which the Buyer Indemnitees would recover under clause (iii) of Section 8.2(a) (as limited by the provisions of clause (i) of this Section 8.4(a)), but for this clause (iv), exceeds Two Hundred Thousand Dollars ($200,000) (the “Section 8.2(a)(iii) Threshold”) and then only for the excess over the Section 8.2(a)(iii) Threshold.

Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the amount of cash in the Escrow Account is reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification under this Article VIII.

     (b) The rights of the Seller Indemnities to indemnification pursuant to the provisions of Section 8.2(b) are subject to the following limitations:

          (i) the Seller Indemnitees will not be entitled to recover Losses pursuant to clause (i) of Section 8.2(b) until the total amount which the Seller Indemnitees would recover under clause (i) of Section 8.2(b), but for this clause (i), exceeds the Threshold and then only for the excess over the Threshold; and

          (ii) in the aggregate, the Seller Indemnitees will be entitled to recover no more than the Cap.

     (c) No Company Securityholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any amounts payable as a result of the indemnification obligations set forth in Section 8.2(a) hereof.

     Section 8.5 Exclusive Remedy. (a) Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, other than for equitable remedies and fraud, (i) indemnification pursuant to the provisions of this Article VIII and Article VIIIA shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto and (ii) making a claim for a proper distribution from the Escrow Account shall be the sole and exclusive remedy available to Parent for any Loss, Losses or other amounts (including, without limitation, any relating to environmental, health or safety matters or Tax matters) arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby.

     Section 8.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Person pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for Tax purposes.

     Section 8.7 Provisions Controlling Tax Matters. The provisions of this Article VIII shall not apply to matters involving Taxes, which shall be governed by Article VIIIA.

     Section 8.8 Broadview Engagement Letter. Parent and Cornerstone agree that in connection with any payments from the Escrow Account to the Company Securityholders, Parent and Cornerstone will direct the Escrow Agent to make an appropriate payment to Broadview International LLC to the extent such payment is required pursuant to the terms of the Broadview Engagement Letter.

ARTICLE VIIIA — Tax Matters

     Section 8.1A Tax Indemnification.

     The Buyer Indemnitees shall be entitled to be reimbursed from the Escrow for the amount of any Loss resulting from, relating to, or constituting (x) a breach of any representation contained in Section 3.10 of this Agreement, (y) the failure to perform any covenant or agreement set forth in this Article VIIIA and Section 5.13, and (z) without duplication, the following Taxes, to the extent not included in the calculation of the Net Income Tax Adjustment or Net Working Capital:

     (a) Any Taxes for any Taxable period ending (or deemed pursuant to Section 8.2A of this Agreement to end) on or before the Closing Date due and payable by the Company or any Subsidiary; and

     (b) Any Taxes for any Taxable period ending (or deemed pursuant to Section 8.2A of this Agreement to end) on or before the Closing Date for which the Company has any liability as a transferee or successor, or pursuant to any contractual obligation or otherwise.

     Section 8.2A Allocation of Certain Taxes.

     (a) The Parent and Company agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Parent and the Company shall treat such day as the last day of a taxable period.

     (b) Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by the Parent or its Affiliates. In accordance with Section 8.1A, the Parent shall be entitled to be reimbursed from the Escrow in an amount equal to the portion of any such Taxes allocable to the portion of such period ending on the Closing Date which shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, the amount which would be payable if the Taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 8.1A of this Agreement, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

     Section 8.3A Preparation and Filing of Tax Returns; Payment of Taxes.

     (a) The Parent shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for the Company that are required to be filed (taking into account extensions) after the Closing Date. The Parent shall make or cause to be made all payments required with respect to any such Tax Returns. The Parent shall be entitled to be reimbursed from the Escrow for all amounts due under this Section 8.3A for which the Parent is entitled (as determined under Section 8.2A hereof) at least two (2) Business Days prior to the date such amounts are due and payable to the Governmental Authority and the Parent shall sign and timely file, or cause to be signed and timely filed, all such Returns together with the amount of Tax shown thereon to be due. If the amount of such Tax liability for which the Parent is entitled to be reimbursed is the subject of a dispute pursuant to this Section 8.3A on the due date, then the Escrow Agent shall pay to the Parent the amount of such Tax that is not in dispute and will pay the Parent that portion of any additional amount owed, including any interest or penalties thereon when such amount is finally resolved and the Parent shall be required to pay to the relevant Governmental Authority only such amount of Taxes as are not in dispute.

     (b) Any Tax Return required to be prepared and filed after the Closing Date for taxable periods (or portions thereof) before the Closing Date shall be prepared on a basis consistent with past practice to the extent permitted under applicable law. The Parent shall permit Cornerstone to review and comment on any Income Tax Return described in the preceding sentence prior to filing to the extent that the Parent may claim reimbursement from the Escrow with respect to any item thereon. The Parent shall provide such Income Tax Returns to Cornerstone 45 days before such Income Tax Returns are required to be filed (together with such additional information regarding such Income Tax Returns as may reasonably be requested by Cornerstone). Cornerstone may comment on such Income Tax Returns within 20 days following receipt of the returns. The failure of Cornerstone to propose any changes to such Income Tax Returns within such 20 day period shall be deemed to constitute Cornerstone’s approval thereof. If Cornerstone provides comments within the 20 day period, the Parent (i) shall make such revisions as are requested by Cornerstone to the extent the Parent, in its discretion, determines that such change is permitted by applicable law and (ii) notify Cornerstone within 5 days following receipt of the Cornerstone’s comments of the revisions which it disputes. Such notice shall constitute a Response for purposes of Section 8.7A and the procedures therein shall apply. The Parent shall cause a copy of any other Tax Return required to be prepared and filed after the Closing Date that includes a taxable period (or portion thereof) before the Closing Date and as to which the Parent will claim reimbursement from the Escrow with respect to any item thereon to be sent to Cornerstone (to the extent practicable) at least five days before filing or such earlier date as preparation of such Tax return may reasonably allow. In the event Cornerstone wishes to dispute its liability for a portion or all of such Tax reported on such Tax return, it shall send a notice to the Parent within ten days after receipt of the Tax Return. Such notice shall constitute a Response for purposes of Section 8.7A and the procedures therein shall apply.

     (c) The Parent and Cornerstone agree to promptly notify the Escrow Agent in writing to release to the Parent any amounts for which the Parent is authorized to be reimbursed from the Escrow hereunder.

     Section 8.4A Audits, Assessments, Etc.

     Whenever any Governmental Authority sends a notice of an audit, initiates an examination of the Company or any Subsidiary, or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes for which the Buyer Indemnitees may be entitled to reimbursement from the Escrow, the Parent shall promptly inform Cornerstone. The failure of the Parent to notify Cornerstone promptly shall not affect the rights of the Parent Indemnitees to reimbursement from the Escrow except to the extent of any damage or liability caused by or arising out of such failure. The Parent shall have the exclusive right to control any resulting proceedings. Cornerstone shall have the right to participate at its own expense, in such proceeding, or portion thereof, only to the extent such proceeding, or portion thereof, or determination, or portion thereof, affects the amount of Taxes for which Buyer Indemnitees may be entitled to reimbursement from the Escrow under this Agreement, and the Parent may settle any such proceeding or determination, or portion thereof, to the extent such proceeding or determination affects such amount of Taxes for which Buyer Indemnitees may be entitled to reimbursement from the Escrow under this Agreement only with the prior written consent of Cornerstone, which consent shall not be unreasonably withheld.

     Section 8.5A Termination of Tax Sharing Agreements.

     Any Tax sharing, Tax indemnity or Tax distribution agreements or similar arrangements with respect to or involving the Company shall, except as provided in Exhibit 8.5A, be terminated prior to the Closing Date and, after the Closing Date, the Parent, the Company, and their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

     Section 8.6A Indemnification Claims.

     (a) Scope of Article VIIIA. Any claim relating to a breach of obligations under this Article VIIIA shall be pursued in accordance with the procedures for indemnification claims set forth in this Article VIIIA, and shall not otherwise be subject to the terms and conditions, set forth in Article VIII other than Sections 8.1, 8.4(a)(iii) and 8.6 thereof. To the extent there is any inconsistency between the terms of Article VIII and this Article VIIIA with respect to the allocation of responsibility between the Company, the Company Securityholders and the Parent for Taxes relating to the business of the Company and the Subsidiaries, the provisions of this Article VIIIA shall govern.

     (b) Claim Procedure. For purposes of clarification, (i) claims for a breach of an obligation under this Article VIIIA may be made by a Buyer Indemnitee at any time on or before the second anniversary of the Closing Date, (ii) in order to seek indemnification under this Article VIIIA, a Buyer Indemnitee shall deliver a Claim Notice to Cornerstone and a copy of the Claim Notice to the Escrow Agent in the form prescribed by the Escrow Agreement, (iii) if funds have been retained in Escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Claim Notice, upon resolution of the matter the Parent and Cornerstone shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds pursuant to the terms of the Escrow Agreement in accordance with the resolution of the matter, and (iv) within 20 days after delivery of a Claim Notice, Cornerstone shall deliver to the Parent a Response in which Cornerstone shall: (1) agree that the Buyer Indemnitee is entitled to receive all of the Claimed Amount in which case Cornerstone and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by Cornerstone and the Parent instructing the Escrow Agent to disburse the Claimed Amount (or, if lesser, the remaining Escrow Fund) to the Buyer Indemnitee, (2) agree that the Buyer Indemnitee is entitled to receive the Agreed Amount in which case Cornerstone and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by Cornerstone and the Parent instructing the Escrow Agent to disburse the Agreed Amount (or, if lesser, the remaining Escrow Fund) to the Buyer Indemnitee, or (3) dispute that the Buyer Indemnitee is entitled to receive any of the Claimed Amount.

     Section 8.7A Dispute Resolution.

     During the 30-day period following the delivery of a Response that reflects a Dispute, the Parent and Cornerstone shall attempt in good faith to resolve the Dispute. If, at the end of the 30-day period, the Parent and Cornerstone have not resolved such Dispute, the Parent and Cornerstone shall refer the Dispute for determination to the Accounting Firm which shall act as an expert, not as an arbitrator, and the parties will be reasonably available and work diligently to facilitate the Accounting Firm to render a determination within a 20-day period immediately following the referral to them. A determination by the Accounting Firm with respect to any item of Dispute submitted to it will be binding on the Parent, Cornerstone and the Company Securityholders solely for purposes of determining the amount, if any, of reimbursement from the Escrow Funds.

     The fees and expenses of the Accounting Firm with respect to each Dispute shall be borne as follows:

     (i) If the Accounting Firm resolves the Dispute entirely in favor of Parent’s position, then all fees and expenses of the Accounting Firm shall be paid from the Escrow.

     (ii) If the Accounting Firm resolves the Dispute entirely in favor of Cornerstone’s position, Parent will be responsible for all of the fees and expenses of the Accounting Firm.

     (iii) If the Accounting Firm neither resolves the Dispute entirely in favor of the Parent’s position nor resolves the Dispute entirely in favor of Cornerstone’s position, then the portion of the fees and expenses of the Accounting Firm to be paid from Escrow shall be the amount of fees that bear the same ratio to the total amount of fees as the portion of the Disputed amount determined in favor of Parent bears to the total Tax amount in Dispute and Parent shall pay the remaining fees and expenses of the Accounting Firm.

     Section 8.8A Limitations.

     The rights of the Buyer Indemnitees under this Article VIIIA shall be limited to the Escrow Fund. Any such payment hereunder shall not be taken into account for purposes of determining the limitations under Section 8.4(a)(ii) (it being understood that, subject to the limitation of Section 8.4(a)(iii), the Buyer Indemnitees will be entitled to recover all Losses under this Article VIIIA (without regard to the Threshold)). Neither Cornerstone nor any Company Securityholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. No Buyer Indemnitee shall be entitled to be reimbursed from the Escrow for a Tax liability for Tax periods ended before the Closing Date if such liability results from the Company (or the Parent), after the Closing, taking an action (including filing or amending a Tax return) with the appropriate Tax authority with respect to such prior Tax period without first being contacted by such Tax authority; provided, however, that the Buyer Indemnitees shall be entitled to be reimbursed from the Escrow for a Tax liability for Tax periods (or portions thereof) ended before the Closing Date if such liability results from (i) the filing of any Tax returns for periods ending after the Closing Date and the filing with, or furnishing to, the appropriate Tax authority of registrations or related documents or requested information necessary or appropriate for compliance with the Tax laws for such periods, (ii) filing or amending returns or furnishing documents or information for any Tax period in response to or otherwise following contact initiated by a Tax authority, (iii) any filing made for the purpose of carrying back losses incurred after the Closing Date to prior periods, or (iv) any filing reporting the occurrence of the Merger.

     ARTICLE IX-Representative of the Holders of Company Equity Securities Section 9.1 Authorization of Representative.

     (a) Cornerstone is hereby appointed, authorized and empowered to act as a representative, for the benefit of the holders of Common Stock and Vested Options (such

Common Stock and Vested Options, collectively, the “Company Equity Securities”), as the exclusive agent and attorney-in-fact to act on behalf of each holder of Company Equity Securities, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

          (i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which Cornerstone, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as Cornerstone, in its sole discretion, determines to be desirable;

          (ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as Cornerstone, in its sole discretion, may deem necessary or desirable;

          (iii) to enforce and protect the rights and interests of the holders of Company Equity Securities (including Cornerstone, in its capacity as a stockholder in the Company) and to enforce and protect the rights and interests of Cornerstone arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VIII or Article VIIIA hereof), and to take any and all actions which Cornerstone believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the holders of Company Equity Securities, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Newco and/or Surviving Corporation, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against Cornerstone and/or any of the holders of Company Equity Securities and/or the Escrow Funds, and receive process on behalf of any or all holders of Company Equity Securities in any such claim, action, proceeding or investigation and compromise or settle on such terms as Cornerstone shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as Cornerstone may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that Cornerstone shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

          (iv) to refrain from enforcing any right of the holders of Company Equity Securities or any of them and/or Cornerstone arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of Cornerstone, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by Cornerstone or by the holders of Company Equity Securities unless such waiver is in writing signed by the waiving party or by Cornerstone; and

          (v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Cornerstone, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

     (b) Cornerstone shall not be entitled to any fee, commission or other compensation for the performance of its services under this Article IX, but shall be entitled to the payment of all its expenses incurred as representative. In connection with the foregoing, at the Closing, the Surviving Corporation shall transfer $250,000 (the “Expense Funds”) to Cornerstone, to be used by Cornerstone to pay expenses incurred by Cornerstone in its capacity as representative. Once Cornerstone determines, in its sole discretion, that it will not incur any additional expenses in its capacity as representative, then it will appropriately distribute the remaining unused Expense Funds, if any, to the Company Securityholders. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon Cornerstone hereunder (i) Cornerstone shall incur no responsibility whatsoever to any holders of Company Equity Securities by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) Cornerstone shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Cornerstone pursuant to such advice shall in no event subject Cornerstone to liability to any holders of Company Equity Securities. Each holder of Company Equity Securities shall indemnify, pro rata based upon such holder’s share (excluding all Dissenting Common Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted basis excluding all unvested Options as of the Effective Time and excluding all Dissenting Common Shares), Cornerstone against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of Cornerstone hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of Cornerstone hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from Cornerstone to the holders of Company Equity Securities as to the existence of a deficiency toward the payment of any such indemnification amount, each holder of Company Equity Securities shall promptly deliver to Cornerstone full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share (excluding all Dissenting Common Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted basis excluding all unvested Options as of the Effective Time and excluding all Dissenting Common Shares).

     (c) All of the indemnities, immunities and powers granted to Cornerstone under this Agreement shall survive the Effective Date and/or any termination of this Agreement and/or the Escrow Agreement.

     (d) Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by Cornerstone pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the holders of Company Equity Securities.

     (e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any holder of Company Equity Securities; and (ii) shall survive the consummation of the Merger.

     (f) Should Cornerstone resign or be unable to serve, Cornerstone shall appoint a single substitute agent to take on the responsibility of the representative hereunder, whose appointment shall be effective on the date of Cornerstone’s resignation or incapacity.

ARTICLE X -Miscellaneous

     Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two days after the date of mailing, as follows:

                                                  If to Parent and Newco:

Envoy Corporation
c/o WebMD Corporation
River Drive Center 2
669 River Drive
Elmwood Park, NJ 07407
Attn: General Counsel
Telecopy: (201) 703-3443

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Facsimile: (617) 526-5000
Attention: Jeffrey A. Stein, Esq.

          If to the Company:

VIPS, Inc.
One West Pennsylvania Avenue
Towson, Maryland 21204
Attention: Chief Executive Officer

with a copy to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022-4675
Facsimile: (212) 446-4900
Attention: Frederick Tanne, Esq.

          If to Cornerstone:

Cornerstone Equity Investors, LLC
717 Fifth Avenue, Suite 1100
New York, New York 10022
Facsimile: (212) 826-6798
Attention: Dana O’Brien

with a copy to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022-4675
Facsimile: (212) 446-4900
Attention: Frederick Tanne, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

     Section 10.2 Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.

     Section 10.3 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

     Section 10.4 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. Parent and Newco understand and acknowledge (but without limiting the adjustment to the Purchase Price effected thereby and the other adjustments set forth in this Agreement) that all Seller Expenses will be paid by the Company in cash at or prior to the Closing.

     Section 10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without reference to the choice of law or conflicts of law principles thereof.

     Section 10.6 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

     Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

     Section 10.8 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

     Section 10.9 Entire Agreement. This Agreement, including the Schedules attached thereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

     Section 10.10 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

     Section 10.11 No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

     Section 10.12 Specific Performance. Each of the Company and Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

     Section 10.13 Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

     Section 10.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 10.15 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by action taken by the respective boards of directors of the Company, and Parent and Newco. This Agreement (including the provisions of this Section 10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

ENVOY CORPORATION

By:	/s/ K. Robert Draughon Name: K. Robert Draughon Title: Executive Vice President

VALOR, INC.

By:	/s/ K. Robert Draughon Name: K. Robert Draughon Title: President

VIPS, INC.
By:	/s/ Jenny G. Morgan Name: Jenny G. Morgan Title: President and CEO

     WebMD Corporation hereby covenants and agrees with the Company to cause Parent and Newco to perform their respective obligations hereunder, and WebMD Corporation hereby agrees that it shall be jointly and severally liable for all such obligations.

WEBMD CORPORATION

By:	/s/ K. Robert Draughon Name: K. Robert Draughon Title: Executive Vice President

     Cornerstone Equity Investors, LLC hereby accepts its appointment as representative for the benefit of the holders of Company Equity Securities as set forth herein and agrees to the provisions hereunder relating thereto.

CORNERSTONE EQUITY INVESTORS, LLC

By:	/s/ Stephen L. Larson Name: Stephen L. Larson Title: Managing Director